Exhibit 10.1

DEED OF GROUND LEASE

BY AND BETWEEN

METROPOLITAN WASHINGTON AIRPORTS AUTHORITY, AS LESSOR

AND

IAD HANGARS LLC

DEED OF GROUND LEASE

THIS DEED OF GROUND LEASE (“Lease”) is made and entered into as of this _______ day of May, 2024 (“Effective Date”), by and between the Metropolitan Washington Airports Authority, a public body corporate and politic created by interstate compact between the Commonwealth of Virginia and the District of Columbia, with the consent of the U.S. Congress (“Airports Authority” or “Lessor”), and IAD Hangars LLC, a Delaware limited liability company authorized to transact business in the Commonwealth of Virginia (“Lessee”). The Airports Authority and Lessee may be referred to individually in this Lease as a “Party” or collectively as “Parties”.

WITNESSETH:

WHEREAS, pursuant to the interstate compact between the Commonwealth of Virginia and the District of Columbia, with the consent of the United States Congress, Lessor controls certain real property known as Washington Dulles International Airport (“Airport”) and has full power and dominion over, and discretion in the operation and development of, the Airport, subject to the Lease of the Metropolitan Washington Airports by and between the United States of America, acting by and through the Secretary of Transportation, and the Airports Authority, dated March 2, 1987 (“U.S. Lease”); and

WHEREAS, Lessee wishes to lease approximately eighteen (18) acres of Airport property to construct and operate aircraft hangars, as further described herein, and the Airports Authority wishes to lease such Airport property to Lessee for such use, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and for other good and valuable consideration the receipt and sufficiency of which are acknowledged by the Parties, Lessor and Lessee agree as follows:

ARTICLE 1 - PREMISES

A.

Premises. The Airports Authority hereby demises and leases to the Lessee and the Lessee hereby accepts and leases from the Airports Authority, solely for the Permitted Use as defined in Article 4, and subject to the terms and conditions set forth in this Lease, approximately eighteen (18) acres of land on the Airport, as shown on Exhibit A attached hereto and incorporated herein by reference (“Premises”). On or before, November 17, 2024, Lessee, at its sole cost and expense, shall prepare and provide to Lessor a metes and bounds survey of the Premises, which shall be incorporated herein as Exhibit A-1. The Lease is subject to all matters and items of record as of the Effective Date.

B.

As-Is Condition. The Airports Authority shall not be required to perform any site development obligations with respect to the Premises and the Premises are leased “as is-where is”, with no representations or warranties whatsoever.

ARTICLE 2 - TERM

A.

Term.  The term of this Lease (the “Term”) shall commence upon the first date immediately following the expiration of the Access Agreement, as defined in Article 3 (“Lease Commencement Date”) and shall end on March 31, 2074, unless terminated earlier as provided in this Lease.

B.

Renewal Option. Provided that Lessee is not in default hereunder beyond any applicable cure period, at the expiration of the Term, Lessee may extend the term of this Lease for one additional ten (10) year period, to March 31, 2084, by providing twelve (12) months prior written notice to Lessor. This extension term shall be on the same terms and conditions contained herein. Rent during the extension term shall be the greater of the Rent that would be due and payable under Article 4.A(3) beginning on April 1, 2074, or the Fair Market Rent, determined as set forth in this Section B. Fair Market Rent shall be determined based upon an appraisal obtained by Lessor from a Qualified Independent Professional Appraiser. A Qualified Independent Professional Appraiser means an appraiser who possesses the following qualifications: (i) is a member in good standing of, and has been awarded the Member of the Appraisal Institute (MAI) designation by the Appraisal Institute or the equivalent certification through an equivalent organization; and (2) who has substantial experience appraising airport properties. The appraisal shall be delivered to the Lessee no later than September 30, 2073. Lessee shall have thirty (30) days to review and either accept the appraisal or object. To the extent that Lessee objects to the appraisal, Lessee shall have thirty (30) days to retain a Qualified Independent Appraiser to conduct an appraisal and provide the appraisal to the Lessor. If Lessee’s appraisal is less than the appraisal obtained by the Lessor, the Fair Market Rent shall be the average of the two appraisals unless the two appraisals differ by more than twenty percent (20%). In this event, Lessor and Lessee shall select a third Qualified Independent appraiser who shall complete an appraisal of the Premises and the Fair Market Rent shall be determined by the average of the two appraisals which are closest in value (discarding the third), whether they are the two highest or two lowest appraisals. The fee of the third appraisal shall be borne equally by the Parties. Upon Lessee’s exercise of the renewal option provided in this Section B, all references to the “Term” in this Lease shall be construed to include the period beginning on April 1, 2074 and ending on March 31, 2084.

ARTICLE 3 – STUDY PERIOD

A.

Study Period. Pursuant to and in accordance with the Early Access Agreement between Lessor and Lessee (“Access Agreement”), effective August 7, 2023, as amended, Lessee may access the Premises to perform due diligence for its suitability for Lessee’s anticipated use for a period that will expire on November 17, 2024. The term of the Access Agreement is referred to herein as the “Study Period”. The Study Period shall be extended by the Parties as necessary during the pendency of any of any Federal Aviation Administration (“FAA”) approval described in Section C of this Article 3.

B.

Lessee’s obligations during Study Period. Prior to the expiration of the Study Period, Lessee will provide Lessor with a completed Covered Transaction Certificate, as described in Article 18.C., the form of which is attached hereto as Exhibit D. No later than November 17, 2024, Lessee will provide Lessor with the proposed preliminary site plan for the Premises (the “Preliminary Site Plan”), which Lessee shall have prepared at its sole cost and expense. The Preliminary Site Plan will depict the initial developable footprint of the Premises. Lessee may reasonably modify the Preliminary Site Plan to make changes that do not materially change overall impacts, permeable coverage, drainage, and other similar development issues regarding the Premises. Lessee will use reasonable and diligent efforts to comply with all applicable requirements of federal, state and local government authorities in the preparation of all plans required under this Section B. During the Study Period, Lessee will evaluate and apply for economic incentives through local, county and state programs and agencies.

C.

Lessor’s obligations during Study Period.  As soon as practicable upon receiving the Preliminary Site Plan, Lessor shall take all steps necessary, in cooperation with Lessee and at Lessee’s sole cost and expense, to initiate an environmental review of Lessee’s proposed development of the Premises under the National Environment Policy Act (“NEPA”), if such review is required by the FAA. During the Study Period, Lessor will reasonably cooperate with Lessee with respect to Lessee’s application for economic incentives through local, county and state programs and agencies.

D.

Termination during the Study Period. As provided under Section 3 of the Access Agreement, either Party may terminate this Lease at any time for any reason, including, but not limited to, insufficient economic development incentives, or for no reason during the Study Period, upon prior written notice to the other Party.

E.

Diligence Deposit. Upon submission of the Preliminary Site Plan to Lessor, Lessee shall pay to Lessor a diligence deposit (“Diligence Deposit”) of Two Hundred Fifty Thousand Dollars ($250,000). If FAA approval is required for Lessee’s proposed development of the Premises and such approval is denied or Lessor terminates this Lease during the Study Period for any reason other than Lessee’s uncured default, the Diligence Deposit shall be returned to Lessee. Upon FAA approval or, if such approval is not required, November 17, 2024, the Diligence Deposit shall be retained by Lessor as an option payment, and shall not be refundable to Lessee under any circumstance. If Lessee terminates this Lease while the FAA approval is pending or, if such approval is not required, before the Lease Commencement Date, the Diligence Deposit shall be retained by Lessor, and shall not be refundable under any circumstance.

F.

Lease Contingency. Notwithstanding anything in this Lease to the contrary, if Lessee fails to comply with Section B of this Article 3, or the FAA approval described in Section E is required but denied, this Lease shall terminate and be of no further force and effect.

ARTICLE 4 - RENT AND SECURITY

A.

Base Rent. Lessee shall pay to Lessor in equal monthly absolute net payments, in advance, on or before the first (1st) day of each and every month during the Term, without demand, abatement, deduction, or offset, the amount specified below, and such other amounts set forth in this Article or are otherwise agreed to by the Parties (together, “Rent”):

(1)

Rent for Phase 1 Premises: Commencing on the earlier of (a) issuance of a Temporary or Permanent Certificate of Occupancy; or (b) thirty-six (36) months from issuance of construction permits for the improvements on the “Phase 1 Premises” (as defined in Article 6, below) (“Phase 1 Premises Rent Commencement Date”) and ending on the last day of the thirty-sixth (36th) month following the Phase 1 Rent Commencement Date, $1.15 per square foot of land annually for the Phase 1 Premises, as shown on Exhibit A-1, for the Phase 1 Premises;

(2)

Rent for Phase 2 Premises: Commencing on the earlier of (a) issuance of construction permits for the improvements on the “Phase 2 Premises” (as defined below); or (b) the fifth anniversary of the Phase 1 Rent Commencement Date(“Phase 2 Premises Rent Commencement Date”), the Rent amount per square foot of land for the Phase 1 Premises in effect for the Phase 1 Premises on the Phase 2 Premises Rent Commencement Date, per square foot of land annually for the Phase 2 Premises, as shown on Exhibit A-1.

(3)

Commencing on the first day of the thirty-sixth (36th) month following the Phase 1 Rent Commencement Date and continuing every thirty-sixth (36th) month thereafter (“Escalation Date”) throughout the remainder of the Term, Rent shall automatically increase from the amount payable in the month immediately preceding the applicable Escalation Date by eight percent (8%).

B.

Credits for In-Kind Contributions. The Parties acknowledge and agree that Base Rent may be payable, in whole or in part, by in-kind consideration to the extent provided in separate written instrument(s) agreed to the Parties from time-to-time during the Term, and such in-kind consideration shall be subject to the terms and conditions of this Lease and those additional terms and conditions specified by such separate written instrument(s) between the Parties.

C.

Fuel Flowage Fee. In the event that Lessee sells or dispenses fuel and lubricants to its tenants, either directly or through a contractor or sublessee, Lessee further agrees to pay to Lessor a fuel flowage fee per gallon no greater than the fuel flowage fee imposed on fixed based operators, as may be established by Lessor from time-to-time, on all fuel and oils sold, dispensed, or consumed from, on or about the Premises. At the time Lessee submits to Lessor the reports required under Article 5.C of this Lease, Lessee shall provide to Lessor a written statement certifying the gross revenues derived from fuel and oil sales to Lessee’s tenants for the immediately preceding month. Such report shall be accompanied by a full payment of the fuel flowage fee due to Lessor for such month.

D.

Commercial Area Cost Allocation Fee.  Lessee shall pay to Lessor a Commercial Area Cost Allocation (“CACA”) fee to recover costs allocated on a square foot basis to commercial leased land areas of the Airport (other than passenger terminals and airfield buildings and area) to Lessee for Airports Authority police, fire/crash rescue, maintenance of roads and grounds, and maintenance of the Dulles Airport Access Highway. Lessor calculates the CACA at the beginning of each calendar year and will notify Lessee in writing of the CACA amount due for that calendar year. Lessee shall continue to pay the applicable CACA fee from the prior year until Lessor provides Lessee with notice of the new fee, and any adjustment in the CACA fee will be reconciled with Lessee’s prior payments during the applicable calendar year.

E.	Electronic Payment. All payments of Rent shall be made by electronic payment using the Automated Clearing House (“ACH”). Lessor will provide Lessee with the required forms.

F.

Late Payments. In the event that Lessee fails to make timely payment of any rent, fees, charges, and payments due and payable under this Lease within five days after the same shall become due and payable, then Lessee shall pay to Lessor, immediately upon demand, a late charge in the amount of five percent (5%) of such delinquent payment amount. In addition, any such amount of Rent or other sum which is not paid within such five day period shall thereafter accrue interest at the per annum rate equal to the lesser of (i) five percent (5%) per annum in excess of the prime rate as published in The Wall Street Journal in its money rates section at the time of such delinquency (or any successor publication thereto and if no successor exists, than a major financial institution reasonably designated by Lessor, in its reasonable discretion), or (ii) the maximum rate of interest permitted to be charged under applicable law (the “Default Rate”), and such accrued interest shall be payable by Lessee to Lessor immediately upon demand. Nothing herein shall be construed as preventing Lessor from terminating this Lease after notice and opportunity to cure as provided for in Article 19 for default in payment of any amounts due and payable by Lessee hereunder or from enforcing any other right or remedy contained in this Lease or provided by law.

G.

Triple Net Lease. This Lease shall be deemed to be “triple net” without cost or expense to Lessor, including, but not limited to, cost and expenses related to taxes, insurance, and maintenance, including structural (regardless of whether buildings and improvements are owned by Lessee or Lessor) and the operation of the Premises.

H.

Rent a Separate Covenant.  Lessee shall not for any reason withhold or reduce Lessee’s required payment of Rent or other charges provided in this Lease, it being expressly understood and agreed by the Parties that payment of Rent is a covenant by Lessee that is independent of the other covenants of the Parties under this Lease.

I.

Security Deposit. As security for Lessee’s performance of all covenants, conditions and terms to be performed by Lessee under this Lease, Lessee shall pay to Lessor within sixty (60) days of the anticipated Phase 1 Premises Rent Commencement Date, a security deposit (“Security Deposit”) in the form of a letter of credit reasonably acceptable to Lessor and equal to three months of Rent, as set forth in Section A(1) of this Article 4. If Lessee fails to pay Rent or other charges due under this Lease, or otherwise defaults with respect to any provision of this Lease, Lessor may use, apply, or retain all or any portion of the Security Deposit to compensate Lessor for any loss or damage therefrom. If any such portion is applied by Lessor, Lessee shall within five days following written demand from Lessor, deposit cash with Lessor in an amount sufficient to restore the Security Deposit to its original amount. Lessor shall not be required to keep this Security Deposit in a separate account, and Lessee shall not be entitled to interest on the deposit.

ARTICLE 5 – PERMITTED USE

A.

Permitted Use.  During the Term, and subject to Lessee’s obligations hereunder, Lessee shall have the right, on a non-exclusive basis, to perform at and provide from the Premises aircraft hangars only (“Permitted Use”). Subject to the terms and conditions contained herein, the Permitted Use shall include Lessee’s right to:

(1)

Construct, operate, and maintain aircraft hangars, and associated office space, aircraft ramp/apron and taxiways, automobile ingress/egress and parking, and other improvements that have been approved in writing by Lessor (together, “Improvements”);

(2)

Provide towing, passenger handling, lav service, potable water, sell and dispense aircraft fuel and lubricants, and other services approved by Lessor in writing (and such approval shall not be unreasonably denied or conditioned) to Lessee’s tenants only; and

(3)	Lease the hangar, office, and parking space to such Lessee tenants.

B.

Other Uses Prohibited.  Lessee will not occupy or use the Premises or permit any portion of the Premises to be occupied or used, for any business or purpose other than the Permitted Use without Lessor’s prior written consent. Prohibited uses include, but are not limited to, any services provided by fixed based operators operating at the Airport as set forth in Lessor’s Minimum Standards for Fixed Based Operators, except as otherwise specifically permitted herein or in writing by Lessor. Lessee will not use or permit the use of the Premises for any use or purpose which is unlawful, in part of in whole, disreputable in any manner, or hazardous.

C.

Airport Fees. In connection with the Permitted Use, Lessee shall collect, on behalf of the Airports Authority, rates, fees, and charges established by the Airports Authority for the use of the Air Operations Area (together, such rates, fees and charges are referred to herein as “Airport Fees”) from Lessee’s tenants. All Airport Fees collected by Lessee on behalf of the Airports Authority shall be collected and paid to the Airports Authority.

(1)

Landing Fees and Reports. A per landing charge for the use of the Airport’s landing area (“Landing Fee”) shall be collected by Lessee on behalf of the Airports Authority. The Landing Fee shall be determined as the product of the maximum gross landed weight of the aircraft multiplied by the Landing Fee rate for the rate period. Lessee shall receive and retain a ten percent (10%) payment for acting as agent of the Airports Authority in the collection of Landing Fees. It is Lessee’s responsibility to obtain a cash or electronic payment or to render billing, if necessary, to collect such Landing Fees and other fees from individual aircraft owners or operators. Lessee shall monitor and record with its own personnel those landings for aircraft handled or serviced by Lessee and collect the applicable Landing Fee for the class, type and weight of aircraft, and shall coordinate its procedures for monitoring landings with the Airports Authority’s procedures. Lessee shall provide a monthly Landing Report to the Airports Authority that lists the total number of aircraft, their registration numbers, and landed weights. The Landing Report also shall include Lessee’s statement of Landing Fees collected that month and remitted to the Airports Authority.

(2)

Mobile Lounge Fees. Lessee shall collect a Mobile Lounge Fee for each one-way Revenue Trip made by an Airports Authority mobile lounge operated in either direction for an aircraft being serviced by Lessee and the Lessee shall remit one hundred percent (100%) of such fee monthly to the Airports Authority. A “Revenue Trip” means only trips for the purpose of transporting persons, but does not include any one-way trip which is not scheduled to carry persons. It is Lessee’s responsibility to obtain a cash or electronic payment or to render billing, if necessary, to collect such Mobile Lounge Fees and shall monitor the applicability, collection and remittance of such fees to the Airports Authority with its own personnel. Lessee shall provide Lessor with a monthly statement of all Mobile Lounge Fees collected and remitted to the Airports Authority during the month.

(3)

Airports Authority Federal Inspection Services Fees; Other Airport Passenger Fees. The Airports Authority will assess International Arrivals Building and Federal Inspection Services (“FIS”) fees and may establish security and other such fees. Lessee shall be responsible for collecting such fees, when applicable, on behalf of the Airports Authority, from its tenants. Lessee shall remit one hundred percent (100%) of such fees monthly to the Airports Authority. Lessee shall report such activity to the Airports Authority each month.

D.

Property Management.  Lessor and Lessee hereby agree that the management, maintenance and operation of the Premises shall at all times be under the supervision and direction of active and qualified personnel who shall at all times be subject to the direction and control of Lessee and its employees. With Lessor’s prior written approval, which shall not be unreasonably withheld, the Premises may be managed by an entity other than Lessee, provided that such entity is a professional management company with experience in the specific asset class of the Improvements.

E.	Lessee Reports. Beginning on the Lease Commencement Date and continuing throughout the Term, Lessee shall provide Lessor with the following:

(1)

A quarterly rent roll, in a form to be agreed upon by the Parties, within thirty (30) calendar days following the end of the quarter that is the subject of the report. The rent roll shall identify each tenant, the monthly and annual rent paid by each tenant to Lessee, the term of each tenant’s lease, including start and end dates, and any other information as may be reasonably requested by Lessor;

(2)

At the same time as delivery of the quarterly rent roll described in Section E(1), Lessee shall provide Lessor with a copy of Lessee’s sublease agreement(s) with tenant(s) entered into within the quarter;

(3)	Within sixty (60) calendar days following the end of each quarter, a quarterly financial statement of Lessee’s income and losses for its operations on the Premises during the preceding quarter;
(4)	Within one hundred and eighty (180) days following the end of each calendar year during the Term, an annual audited financial statement for Lessee; and
(5)	Within thirty (30) days of Lessee receiving service, a report of any litigation filed against Lessee by any of its tenants or otherwise related to Lessee’s use of the Premises under this Lease.

F.

Compliance with Applicable Laws.  Lessee, including its sublessees, assignees, tenants and permittees, shall use the Premises and Improvements and conduct Lessee’s business and operations thereon or cause the conduct of business and operations thereon to be in compliance with, and shall pay all sums and perform all obligations required of Lessee under, all applicable laws, statutes, ordinances, permits, approvals, regulations and other enactments of all applicable governmental authorities, including without limitation all applicable FAA requirements applicable to the Premises or the Permitted Use, all Hazardous Materials Laws, as defined in this Lease, the Americans with Disabilities Act and all regulations thereunder, and all regulations, policies and orders and instructions of the Airports Authority (generally applicable to property similar in use or location to the Premises, and not limited solely to this Lease), including the Airports Authority Building Codes Manual, the Airports Authority Design Manual, and the Metropolitan Washington Airport Regulations, as such laws, regulations, policies, and orders and instructions may be amended or modified from time to time.

G.

No Disturbance. The actions of Lessee, and its employees, tenants, invitees, suppliers and contractors, shall be conducted in an orderly and proper manner so as not to unreasonably annoy, disturb or be offensive to others beyond that typical of a use for the Permitted Use.

H.

No Abandonment of Premises.  Lessee will not at any time leave the Premises abandoned or unmonitored, but will in good faith continuously throughout the Term operate its business in an efficient, safe, high quality and reputable manner.

ARTICLE 6 – CONSTRUCTION

A.	Plans and Specifications. Lessee’s construction and development shall be conducted in phases as set forth herein.

(1) Phase 1. Lessee’s first phase of construction shall consist of four SH-34 style hangars (approximately 135,200 square feet of hangar space) and a fuel farm to include a 20,000 gallon Jet A fuel tank on approximately 9.29 acres (404,672 square feet) (“Phase 1 Premises”).

(2) Phase 2. Lessee’s second phase of construction shall consist of four SH 34 style hangars (approximately 135,200 square feet of hangar space) on approximately 8.70 acres (378,972 square feet) (“Phase 2 Premises”). Lessee shall commence construction of Phase 2 no later than sixty (60) months after issuance of Temporary Certificate of Occupancy on Phase 1.

(3) Lessee shall provide plans and specifications (“Plans and Specifications”) for the construction of Improvements upon the Premises, including without limitation, site plan, building elevations, building materials, stormwater management, and landscaping plans for Lessor’s prior review and approval, not to be unreasonably withheld, conditioned or delayed, and no Improvements shall be commenced until Lessor’s approval and all other approvals and permits required for construction of the Improvements have been obtained. Once approved, no changes or alterations shall be made without the Landlord’s prior written approval of such change, which approval shall not be unreasonably withheld, conditioned, or delayed. Within sixty (60) days of Lessee’s receipt of all required approvals of any Plans and Specifications, Lessee shall provide Lessor with electronic copies of any such Plans and Specifications. Within thirty (30) days of issuance of a Temporary Certificate of Occupancy of Phase 1 and Phase 2, respectively, Lessee, at its sole cost and expense, shall provide Lessor with an As-Built survey of the Premises.

B.

Modifications to/Demolition of Improvements. Any additions or changes to the Improvements following completion, except additions or changes to interior spaces on the Premises that are decorative or cosmetic in nature, also require Lessor’s prior approval in accordance with Section A of this Article 6, which will not be unreasonably withheld, conditioned or delayed. Any such alterations shall be without cost to the Lessor and completed in a timely manner and with the least disturbance possible to Airport operations, Airports Authority lessees, permittees and other Airport users, and the travelling public. Lessee shall provide Lessor with electronic copies of any modified Plans and Specifications within sixty (60) days of Lessee’s receipt of all required approvals of such Plans and Specifications. Lessee may not remove or demolish, in whole or in part, any Improvements without Lessor’s prior written consent. Nothing herein shall be construed to excuse compliance with Applicable Laws.

C.

Construction Timing.  Lessee shall promptly and diligently pursue all necessary permits, approvals and licenses, at its sole cost and expense, from the appropriate governmental agencies for the Plans and Specifications. Provided that Lessor has approved Lessee’s Plans and Specifications, Lessor shall promptly cooperate regarding, and execute any reasonably required documents necessary for Lessee to secure, any necessary or desirable permits, approvals and licenses from the appropriate governmental agencies for the Improvements or Lessee’s operation of the Permitted Use on the Premises.

D.

Compliance with Applicable Laws. The provisions of this Article 6 are in addition to, not in place of, any requirements prescribed by applicable laws. Lessee shall construct all Improvements in accordance with the approved Plans and Specifications, in a good and workmanlike manner, and in accordance with all applicable laws, including but not limited to the Airports Authority Building Codes Manual, the Airports Authority Design Manual, the Airports Authority Construction Safety Manual, the Metropolitan Washington Airports Regulations, FAA regulations, orders and advisory circulars, Uniform Federal Accessibility Standards, Virginia Occupational Safety and Health regulations, federal and state environmental regulations, and any other laws included elsewhere in this Lease or hereafter becoming applicable.

ARTICLE 7 – OWNERSHIP OF IMPROVEMENTS AND SURRENDER OF PREMISES

A.	Improvements. All Improvements constructed on the Premises by Lessee as permitted by this Lease shall be owned by Lessee until the expiration or early termination of this Lease.

B.

Trade Fixtures. All trade fixtures and personal property, including all machinery, furniture and furnishings and inventories now or hereafter maintained, installed or used in or about the Premises by Lessee or any tenant or licensee of Lessee in connection with the Permitted Use (the “Trade Fixtures”) shall remain the property of such Lessee, tenant, or licensee, and may be removed at any time during the Term. Notwithstanding the foregoing, Lessee may not remove any Trade Fixtures: (i) at any time that an Event of Default, as defined in Article 19.A (beyond any applicable grace and cure periods), or any act or omission which, with notice or passage of time, would constitute an Event of Default, shall have occurred and is continuing; or (ii) if such removal would cause damage to the Premises (unless Lessee shall repair any such damage and restore the Premises to substantially the same condition as existed prior to the removal of such Trade Fixtures). Any Trade Fixtures which are not removed by Lessee prior to the expiration or early termination of this Lease shall automatically become the property of Lessor to be dealt with and/or disposed of by Lessor in Lessor’s sole and absolute discretion and without any liability or obligation whatsoever on the part of Lessor to Lessee.

C.

Surrender of Premises. Except as otherwise provided herein, all Improvements, including any alterations, additions and fixtures thereto, on the Premises at the expiration of the Term or sooner termination of this Lease shall, without compensation to Lessee, become Lessor’s property. Lessee shall deliver such Improvements to Lessor in good condition, reasonable wear and tear excepted, and free and clear of all claims to or against them by Lessee. Lessor, at Lessor’s sole option and election which shall be made by written notice given within thirty (30) days of expiration or earlier termination of this Lease, may require that Lessee remove some or all Improvements installed or constructed upon the Premises and return the Premises, in whole or in part, to the condition that existed on the Lease Commencement Date, at Lessee’s sole cost and expense.

ARTICLE 8 – MAINTENANCE AND REPAIR OF PREMISES

A.	Lessee’s Responsibilities. During the Term, Lessee, at Lessee’s sole cost and expense, shall be responsible for:

(1)

All repairs and maintenance of the Premises and shall keep and maintain all of the Premises, including buildings, aircraft ramp and apron areas, roadways, driveways, automobile parking areas, sidewalks, fencing, gates, lighting, under-ground detention/retention ponds, drainage and utility facilities and all other improvements located on, in or under the Premises, in a state of good condition and repair in accordance with the reasonable requirements of Lessor and all Applicable Laws, and shall make all necessary repairs, replacements and renewals, whether structural or nonstructural, foreseen or unforeseen and ordinary or extraordinary, in order to maintain such state of good condition and repair; it being the Parties’ intention that Lessor shall have no liability for any of the foregoing; and

(2)

Maintaining the Premises in a good, clean, safe and sanitary condition, reasonable wear and tear excepted, including the provision of snow/ice removal, janitorial services, supplies, landscaping, grass cutting, and trash removal.

(3)

Notwithstanding anything in this Section A to the contrary, Lessee shall not be responsible to maintain or repair any infrastructure installed underground within the Premises as of the Effective Date, as identified on the Preliminary Site Plan, or any infrastructure that may be installed underground within the Premises by the Airports Authority after the Effective Date. During the Term, the Airports Authority will consult with Lessee on any proposed installation of infrastructure underground to ensure that any such installation will not unreasonably interfere with Lessee’s use of the Premises under this Lease.

B.

Lessor’s Rights. Lessor shall not be liable for, or be required to make, any repairs or perform any maintenance upon the Premises. If Lessee fails to perform Lessee’s responsibilities under this Article, Lessor shall have the right, but not the obligation, to perform such responsibilities, at Lessee’s sole cost and expense. Except in an emergency, prior to performing any such Lessee responsibility, Lessor shall provide Lessee with prior written notice and thirty (30) days to commence corrective action. Lessee shall reimburse Lessor for all costs incurred by Lessor in performing Lessee’s maintenance responsibility, plus a twenty-five percent (25%) administrative fee.

ARTICLE 9 – UTILITIES

A.

Lessee Responsibility. Lessee shall, at its sole cost and expense, pay for all utility services required for the operation of or furnished to or consumed on the Premises during the Term, including, but not limited to, gas, electricity, water, sewer, heat/air, internet, cable/TV services, and telephone, and all charges associated with any of the foregoing.

B.

Tap, Connection, or Installation Fees Included.  In the event that any charge or fee is required by any applicable governmental authority or by any utility company furnishing services or utilities to the Premises or the Improvements as a condition precedent to such furnishing or continuing to furnish, including but not limited to tap fees, connection fees, and/or installation fees, then any such charges or fees shall be deemed to be a utility charge payable by Lessee. If Lessor pays any such charges or fees, Lessee shall reimburse Lessor upon demand.

ARTICLE 10 – TAXES AND ASSESSMENTS

Not less than thirty (30) days prior to delinquency, Lessee shall pay all taxes, assessments, levies, fees, fines, penalties and all other governmental charges, general and special, ordinary and extraordinary, foreseen and unforeseen, which during the Term are imposed or levied upon or assessed against (i) the Premises, including the Improvements, Trade Fixtures, and other personal property located in or on the Premises, (ii) any income or other revenue generated from the Permitted Use on the Premises; or (iii) this Lease, the leasehold estate hereby created, or the operation, possession or use of the Premises. Lessee shall make and file all applications, reports, and returns required in connection with any such taxes or fees and furnish to Lessor evidence establishing Lessee’s timely payment of such taxes and assessments upon Lessor’s written request. Lessee may protest such taxes or seek abatement, at its sole cost and expense, in accordance with the procedures of the applicable jurisdiction.

ARTICLE 11 – MORTGAGE OF LEASEHOLD ESTATE

A.

Leasehold Mortgage. Lessee may grant a leasehold mortgage on all or any portion of Lessee’s interest in this Lease (“Leasehold Mortgage”) to a lender, provided that (i) Lessor’s interest in the Premises shall not be conveyed or otherwise made subject to such Leasehold Mortgage, and (ii) such lender is a third-party commercial or savings bank, savings and loan, insurance company, retirement or pension fund, or other institutional lender, each regularly engaged in the business of making commercial loans. Lessee or its Leasehold Mortgagee (defined below) shall give Lessor prompt notice of any Leasehold Mortgage and furnish Lessor with a complete and correct copy of such Leasehold Mortgages, certified as such by Lessee or the Leasehold Mortgagee, together with any and all related documents and the name and address of the Leasehold Mortgagee.

B.

PAB Financing. Lessee shall be permitted to finance the design, construction and operation of the Improvements through a Private Activity Bond (“PAB”). Upon written request from Lessee, Lessor will provide customary consents and related approvals required in connection with a PAB issuance and Leasehold Mortgage as part of the PAB financing program, which will be provided at Lessee’s sole cost and expense. Any lien created to secure such financing or any other debt undertaken by Lessee shall be secured by Lessee’s leasehold interest in the Lease and the Improvements and shall not be secured by Lessor’s fee interest in the Premises. IT IS UNDERSTOOD AND AGREED THAT LESSEE’S FINANCING OF THE IMPROVEMENTS THROUGH PAB IS SOLELY THE DEBT OF LESSEE AND SHALL NOT RESULT IN ANY FINANCIAL BURDEN OR OBLIGATION OF THE LESSOR, AS FEE OWNER OF THE PREMISES, IN ANY MANNER, INCLUDING ANY COST OR EXPENSE ASSOCIATED WITH THE TEFRA HEARING OR ANY OTHER CONSENT OR APPROVAL REQUIRED TO BE PROVIDED BY LESSOR. Lienholders through PAB financing described herein shall be included within the definition of Leasehold Mortgagee.

C.

No subordination. Lessor’s interest in the Premises, the Rent or any other sums payable under this Lease, or Lessor’s reversionary interest in the Improvements may not be subordinated to the Leasehold Mortgage. Lessee has no right to encumber all or any portion of Lessor’s interest in the Premises or reversionary interest in any Improvements.

D.

Collateral security. Lessee may assign this Lease as collateral security for a Leasehold Mortgage. Any such Leasehold Mortgage, and all rights under or relating thereto, shall be subject to each of the covenants, conditions and restrictions set forth herein, and to all rights of Lessor hereunder and will always be subordinate to the rights of Lessor under this Lease and the Premises.

E.

Lessor obligations. Upon Lessee’s written request, Lessor shall execute an instrument in favor of the holder of any Leasehold Mortgage (a “Leasehold Mortgagee”), at Lessee’s sole cost and expense, in form and content and containing such provisions as are reasonably and customarily required by leasehold mortgagees including, but not limited to, the following: (i) Lessor shall provide notice of default and an opportunity to cure under this Lease to the Leasehold Mortgagee (which opportunity to cure shall extend thirty (30) days beyond any opportunity to cure otherwise granted to Lessee under this Lease); and (ii) Lessor shall not accept a voluntary cancellation, termination, or surrender of this Lease without the prior written consent of the Leasehold Mortgagee. Lessor shall accept performance by a Leasehold Mortgagee of any covenant, condition or agreement on Lessee’s part to be performed hereunder with the same force and effect as though performed by Lessee.

F.

Leasehold Mortgagee Opportunity to Cure Defaults. Notwithstanding any of the provisions of this Lease to the contrary, no Event of Default by Lessee shall be deemed to exist as long as Leasehold Mortgagee, within the periods set forth in Section E of this Article, has delivered to Lessor its written agreement to take the action described in clause (i) or (ii) of this Section F and, thereafter, in good faith, has commenced promptly: (i) to cure the default and to prosecute the same to completion, or (ii) if possession of the Premises is required in order to cure the default, to institute foreclosure proceedings and obtain possession directly or through a receiver, and to prosecute such proceedings with diligence and continuity, and upon obtaining possession, must commence promptly to cure the default and to prosecute same to completion with diligence and continuity.

(1)

This Section F is also conditioned upon Leasehold Mortgagee performing Lessee’s obligations under this Lease, to the extent such obligations are reasonably susceptible of performance by Leasehold Mortgagee, until the default has been cured (including the period during which any foreclosure proceedings are pending). If any Lessee default is of such a nature that it cannot be cured by the Leasehold Mortgagee (for example, Lessee’s bankruptcy), such event shall not be a default under this Lease so long as Leasehold Mortgagee diligently pursues and cures all curable defaults.

(2)

At any time after Leasehold Mortgagee delivers to Lessor its agreement to take the actions described in this Section F, Leasehold Mortgagee may notify Lessor, in writing, that it has relinquished possession of the Premises or that it will not pursue or continue foreclosure proceedings. At any time after Lessor’s receipt of such notice, Lessor may terminate this Lease and take any other action Lessor deems appropriate by reason of the default.

(3)

Except as provided in this Section F, no Leasehold Mortgagee shall become liable under the provisions of this Lease or any lease executed pursuant to Section G of this Article unless and until such time as it becomes, and then only for so long as it remains, the owner of the leasehold estate created hereby or thereby.

G.

Lease to Leasehold Mortgagee. If this Lease is terminated for any reason, or in the event this Lease is rejected or disaffirmed pursuant to any bankruptcy, insolvency or other law affecting creditor’s rights, Lessor, upon Leasehold Mortgagee’s written request made within thirty (30) days after such termination, rejection or disaffirmance, will promptly deliver a new lease of the Premises to Leasehold Mortgagee for the remainder of the Term upon the same terms as this Lease (except for terms that must be modified to reflect such termination, modification or disaffirmance). Lessor will execute the new lease with the Leasehold Mortgagee if, no later than the date on which Leasehold Mortgagee delivers the executed lease to Lessor, the Leasehold Mortgagee (i) pays to Lessor, in full, all unpaid Rent due under this Lease up to and including the commencement date of the new lease and all reasonable expenses incurred by Lessor in connection with Lessee’s default; and (ii) cures all defaults existing under this Lease which are susceptible to being cured by the Leasehold Mortgagee.

H.	Lessee obligations. Nothing contained in this Article shall release Lessee from any of its obligations under this Lease that may not have been discharged or fully performed by the Leasehold Mortgagee.

I.

Survival of Article.  The provisions of this Article 11 shall survive the termination, rejection or disaffirmance of this Lease and shall continue in full force and effect thereafter to the same effect as if this Article were a separate and independent contract made by Lessor, Lessee, and Leasehold Mortgagee. Section G of this Article shall be deemed a separate agreement between the Lessor and Leasehold Mortgagee, separate and apart from this Lease as well as a part of this Lease, and shall be unaffected by the rejection of this Lease in any bankruptcy proceeding by any party.

J.

Third-Party Beneficiary. All present and future Leasehold Mortgagees are intended third party beneficiaries to this Article 11. As third-party beneficiaries, they are entitled to the applicable rights under and may enforce the provisions of this Article 11 of the Lease as if they were parties hereto.

ARTICLE 12 – ENVIRONMENTAL COMPLIANCE

A.	Definitions. As used herein:

(1)

“Hazardous Waste” means all waste materials subject to regulation under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (including the Superfund Amendments and Reauthorization Act of 1986), 42 U.S.C. §§ 9601 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Virginia Waste Management Act, Title 10.1, Chapter 14 of the Code of Virginia, all as amended, and any other materials, wastes, pollutants, oils or governmentally regulated substances or contaminants defined or designated as hazardous, radioactive, dangerous or any other similar term in or under any of the Environmental Laws (as defined hereunder).

(2)

“Toxic Substances” means and includes any materials that have been shown to have significant adverse effects on human health or which are subject to regulation under the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., as amended, or any other Applicable Laws now in force or hereafter enacted relating to toxic substances. “Toxic Substances” includes asbestos, polychlorinated biphenyls (PCBs), petroleum products, lead-based paints, flammable explosives, radioactive materials and any other pollutants and any hazardous, toxic or dangerous waste, substance, material or pollutant defined as such in (or for purposes of) the Environmental Laws or listed as such by the United States Environmental Protection Agency.

(3)	“Hazardous Materials” means Hazardous Wastes and Toxic Substances, collectively.

(4)

“Environmental Laws” means and includes all current and future laws relating to Hazardous Materials, including those referenced in Subsection (1) above together with all other Applicable Laws, and any judicial or administrative interpretations thereof, relating to health, safety or environmental matters.

B.

Lessee obligations. Lessee (including its agents, contractors, employees, tenants, and any other entities for which Lessee is responsible), in its use of the Premises, shall comply with all federal, state, local, and Airports Authority laws, regulations, rules, orders, policies, codes, or guidelines now or hereafter in effect, as they may be amended from time to time, that govern Hazardous Materials or relate to the protection of human health, safety, or the environment and represents, warrants and agrees that:

(1)

Lessee shall not give authorization or consent for any activity at or near the Premises which could involve or lead to the use, manufacture, storage or disposal of any Hazardous Materials, except for the types, and in the amounts, used in the ordinary course of Lessee’s business within the Premises, but such use, storage, or disposal and the handling of dangerous cargo shall, at all times, be in compliance with all applicable Environmental Laws.

(2)	Lessee shall keep the Premises free and clear of any liens imposed pursuant to any applicable Environmental Laws as a result of Lessee’s use of the Premises.

(3)

Lessee will obtain and maintain all licenses, permits and other governmental or regulatory actions necessary for Lessee’s operations at the Premises to comply with Environmental Laws, along with any other documentation required by applicable Environmental Laws, and Lessee shall ensure compliance therewith. Lessee shall provide Lessor with such documentation upon request during Lessor’s periodic environmental inspections, as provided in Section D of this Article, of the Premises.

(4)

Lessee shall, at its sole cost and expense, perform an environmental audit of the Premises prior to the Lease Commencement Date and within thirty (30) days after the expiration or earlier termination of this Lease. Lessee shall make the environmental audit available to Lessor upon Lessor’s request.

(5)	Lessee shall promptly notify Lessor in the event of the discovery of any Hazardous Materials on the Premises not permitted hereunder or any violation of any of the Environmental Laws.

(6)

Lessee shall notify Lessor, within three days of receipt by Lessee, of any written notice or written correspondence from any governmental agency or other person directed to Lessee, or to Lessee’s contractors, sublessees, tenants, invitees, or other persons of which Lessee has knowledge relating to the release at a material level of Hazardous Substances on, under, or adjacent to the Premises or any violation of any of the Environmental Laws, including any material correspondence in response to such written communications. Lessee also shall notify Lessor, within a reasonable time, of any other event relating to Hazardous Materials or the Environmental Laws, which event could reasonably be expected to injure the Premises, reduce the value of the Premises or the Improvements, or impair Lessee’s ability to comply with any of its obligations under this Lease.

(7)

In the event of a leak, spill, or release at a material level of a Hazardous Material on the Premises by Lessee or the threat of or reasonable suspicion of the same, Lessee shall (to the extent that the Lessee or Lessor is so required under applicable law) immediately undertake all emergency response necessary to contain, clean-up, and remove the Hazardous Materials and shall undertake within a reasonable time all investigatory, remedial, and/or removal action necessary or appropriate to ensure that any contamination by the Hazardous Materials is addressed as authorized or approved by all federal, state, or local agencies having authority to regulate the permitting, handling, and cleanup of Hazardous Materials provided, however, that Lessor shall choose the waste disposal site and assume complete responsibility for arranging for the disposal of any Hazardous Substance(s) arising from any Lessor environmental responsibilities, including all emergency response and all investigatory, remedial, and/or removal action required by applicable Environmental Laws. Lessor shall have the right to approve all investigatory, remedial, and removal procedures and the company(ies) and/or individuals conducting such procedures; provided, however, that in the case of an emergency, no such prior approval shall be required. In all other cases, Lessor’s approval shall not be unreasonably withheld and be deemed given five business days after the receipt of Lessee’s proposed investigatory, remedial, or removal procedures. Within thirty (30) days following completion of such investigatory, remedial, or removal procedures, Lessee shall provide Lessor with a certificate reasonably acceptable to Lessor stating that all such contamination has been addressed as required by the applicable Environmental Laws. Lessee shall be responsible for any costs incurred under this Subsection (7), except that Lessor shall be responsible for any costs incurred by Lessee which arise from: (i) a condition on the Premises existing on the Lease Commencement Date, which is not caused by Lessee or its employees or agents, (ii) any contamination caused by the migration of Hazardous Materials on the Premises at any time from any other property (not caused by Lessee, or its employees or agents, or any of Lessee’s tenants or their employees or agents); or (iii) a leak, spill or release of Hazardous Materials on the Premises at any time caused by any action or inaction of Lessor, its employees, contractors or agents.

(8)

Lessee shall notify the appropriate federal, state, local or regional government agencies in the event of the occurrence of a spill or release on or at the Airport of any petroleum product or Hazardous Material in reportable quantity and shall provide Lessor with a copy of such notice. Lessee shall comply with the Airports Authority’s Spill Response and Clean-Up Orders and Instructions, IAD 4-5-4A, or current version. Lessee shall follow all Lessor’s notification procedures and complete the Spill Notification Checklist, attached as Exhibit B, within twelve (12) hours after any such spill or release.

(9)	Lessee will provide training for its employees related to Hazardous Materials in compliance with the requirements of applicable Environmental Laws.

(10)	Lessee shall obtain a hazardous waste generator identification number, if required by the applicable Environmental Laws.

(11)	Lessee shall obtain and keep on file a Safety Data Sheet for each material/chemical, as required by applicable Environmental Laws.

(12)

Lessee shall install, maintain, and operate the oil/water separator(s) on site as required by applicable Environmental Laws, including period inspections, periodic cleaning and disposing of accumulated oils/sludge and grit that collected in the separator(s) and associated oil/water separated(s) cleaning materials in accordance with the manufacturer’s recommendations and associated environmental permit requirements. The oil/water separator(s) must be inspected at least one (1) time per calendar quarter; however, Lessee may conduct less frequent inspections if Lessee has documented that a less frequent interval is adequate. Lessee shall maintain a log for the inspections and maintenance of the oil/water separator(s), which shall be provided to Lessor upon request. Lessee shall notify Lessor immediately upon becoming aware of any operational failure of the oil/water separator(s).

(13)

Lessee will join as a co-permittee in Lessor’s Virginia Pollution Discharge Elimination System Program (“VPDES”) Stormwater Permit and conduct its operations subject to the applicable provisions of the Clean Water Act. Lessor will provide Lessee with a copy of Lessor’s VPDES Permit and Lessee shall comply with the conditions of the VPDES Permit applicable to the Premises. Lessee will cooperate with Lessor with respect to the VPDES Permit, including seeking cost-effective terms when the Permit is under renewal and implementing Permit requirements in a cost-effective manner.

a.

Lessee shall develop and implement a site-specific Stormwater Pollution Prevention Plan (“SWPPP”) in accordance with the VPDES Permit and all applicable laws. The Lessee shall provide the Lessor with a copy of the Lessee’s SWPPP within thirty (30) days of the execution of the VPDES Permit.

b.

Lessee shall conduct facility inspections at the frequency specified in the VPDES Permit and the site-specific SWPPP. The Lessee shall retain documentation of inspections and corrective actions performed. These documents shall be available for review by the Lessor.

c.

Lessee shall maintain a record of all spills, regardless of quantity, that occur on the Premises. This record shall contain all spills that occurred within a three year period and Lessee must make the record available to Lessor upon request.

d.

Lessee shall report to the Lessor any unpermitted, unusual, or extraordinary storm water discharge which enters or could be expected to enter surface waters. Lessee shall notify Lessor as soon as possible, but not to exceed three hours after discovery of the event.

e.

Lessor will conduct periodic inspections of the Lessee’s compliance with the VPDES Permit. Lessee must correct any discrepancies noted in the inspection within thirty (30) days of receiving the report.

f.	The use of deicing products containing ethylene glycol and/or urea-based is prohibited.

(14)	Lessee shall comply with the requirements of the Wastewater Discharge Permit issued by the District of Columbia Water and Sewer Authority (“DC Water”).

a.

Lessee shall not introduce any prohibitive discharges into the wastewater system in accordance with the Wastewater System Regulation Act of 1985, as amended, D.C. Code §§ 8-105.01 et seq. and the District of Columbia’s Pretreatment Regulations at 21 DCMR §§ 1509-1599, as may be amended from time to time.

b.	Lessee shall ensure that all floor drains in maintenance areas are either blocked or directed to an oil/water separator prior to the discharge to the sanitary sewer.

c.

Any non-routine non-sanitary discharge must obtain approval from the Lessor and DC Water prior to discharge to the sanitary system, this includes, but is not limited to flushing for testing/maintenance and fire system testing. The notification shall be made at least one (1) week prior to the anticipated discharge. The notification shall include at a minimum: Safety Data Sheet of any product used, estimated concentration and volume of the product, total anticipated discharge including water, and timing of the discharge.

d.

Lessor and DC Water may conduct periodic inspections of the Premises, including review of records associated with proper disposal of waste items and best management practices including oil/water separators.

(15)

Lessee will register any storage tank in accordance with applicable Virginia Department of Environmental Quality regulations. Lessee shall conduct all inspections and testing required under the applicable regulations.

(16)

Lessee will minimize the exposure of stormwater to significant materials generated, stored, maintained, or handled by Lessee by implementing and maintaining all stormwater facilities/best management practices on the Premises to the approved design and in accordance with any long-term maintenance agreement between Lessor and Lessee for such stormwater facilities/best management practices, which long-term maintenance agreement shall be substantially in the form attached hereto as Exhibit C.

(17)

If Lessee stores regulated materials above the federal and state threshold limits, an Oil Discharge Contingency Plan (ODCP) and Spill Pollution Control and Countermeasure (SPCC) Plan is required. Lessee must develop, update and comply with the approved ODCP and SPCC Plan. The Plans also must address aircraft fueling/de-fueling activities. Lessee shall provide additional stormwater and sanitary sewer spill containment devices if aircraft fueling/defueling occur within the Premises.

(18)

Lessee will obtain an air permit through the Virginia Department of Environmental Quality, if required. The air permit may be required for the operation of heating units, emergency generators, other fossil fuel fire equipment, painting, storage tanks, and other emission generating materials.

(19)

Except for those costs or expenses that are Lessor’s responsibility under Subsection (7) above and subject to the limitations of Section C below, Lessee will indemnify, save, and hold harmless Lessor from and against all removal, remediation, containment, and other costs (whenever incurred), including but not limited to (i) third party claims, including government agencies, for damages, response costs, injunctions and other relief, including amounts owed to any regulating or administering agency; (ii) the cost, expense, or loss to Lessor of any injunctive relief (including preliminary or temporary injunctive relief) applicable to Lessor or the Premises; (iii) the reasonable expenses, including fees, expenses and obligations for attorneys, engineers, consultants, paralegals and experts, for reporting to governmental agencies or incurred at, before, or after any trial or appeal therefrom or administrative proceeding or appeal caused by, arising out of, or in connection with the handling, storage, discharge, transportation, or disposal of Hazardous Materials on the Premises by Lessee or its contractors or tenants, or any of their employees, representatives or agents (individually a “Lessee Party” or together “Lessee Parties”) that occurs after the Lease Commencement Date. In this Subsection (19), “Premises” shall be deemed to include the soil and water table thereof.

(20)

Lessor and the Lessee jointly agree that protection of the environment is a mutual goal. Lessee will adopt and implement a Sustainability Plan for its operations at the Premises that includes Lessee’s corporate sustainability policy statement and outlines initiatives Lessee will undertake to decrease environmental impacts and promote healthier and safer working conditions. The Sustainability Plan should describe how Lessee will operate, design and construct its facilities on the Premises using sustainability principles including, at a minimum, emissions management, water management, energy management, and waste management consistent with third party framework principles such as Leadership in Energy and Environmental Design or Envision, industry standards, and Lessor’s sustainability initiatives and corporate goals. The Sustainability Plan must include specific measurable goals and milestones and Lessee must be able to report to Lessor on its progress toward meeting such goals and milestones upon request, which shall be made no more than annually.

C.

Limitation on Lessee obligation. In making the representations, warranties and agreements set forth in this Lease and the indemnification obligations contained herein, Lessee does not undertake any obligation to remediate, or take any other action with respect to, or incur any liability for the cost of remediating or taking other action with respect to, any environmental condition affecting the Premises that (i) has resulted from the migration of Hazardous Materials to the Premises from off-site sources or adjacent Premises and is not attributable to the activities of Lessee or Lessee Parties, or (ii) is not (directly or indirectly) attributable to the activities of Lessee or the Lessee Parties; provided, however, that Lessor and Lessee do not intend this Article to limit Lessor’s right to seek contribution or cost-sharing under any applicable Environmental Laws for costs that Lessor may incur in connection with inspections, investigations, studies, design, construction, remediation or operations or maintenance of remedial activities at, on or near the Premises from parties responsible for any contamination occurring at, on or near the Premises. The foregoing express right of Lessor to seek contribution or cost-sharing shall in no way increase and alter Lessee’s liability as set forth elsewhere in this Lease.

D.

Inspections and Assessment of Environmental Compliance. Lessor, in its sole discretion, during reasonable business hours and upon five days prior written notice (except in the event of an emergency), may enter upon the Premises and conduct any tests, measurements, investigations or assessments that Lessor deems necessary to determine the presence of Hazardous Materials or to evaluate Lessee’s compliance with this Article 12. Lessee also may enter the Premises to perform multi-media environmental audit inspections and visits, and perform multi-media pollution prevention inspections. Lessee may have a representative present during Lessor’s performance of any activities under this Section and may split samples of any soil and/or groundwater testing. Nothing herein requires Lessor to conduct such testing, measurement, investigation or assessment. Should Lessor identify any noncompliance with this Article or the Environmental Laws as a result of testing, measurements, investigations or assessments under this Section or Lessor identifies any other condition related to the presence of Hazardous Materials requiring corrective action, Lessee shall take any corrective action deemed necessary by Lessor, at Lessee’s sole cost and expense.

E.

Remedies. If Lessee fails to comply with any of the requirements of the Environmental Laws, Lessor may, in addition to the other remedies for Lessee’s default set forth herein, at Lessor’s election but without the obligation to do so, (i) give such notices, (ii) cause such work to be performed on the Premises, and (iii) take any and all other actions as Lessor deems necessary or advisable in order to abate, remove or remediate any Hazardous Materials or otherwise cure Lessor’s noncompliance, with Lessee to reimburse Lessor for the costs thereof within ten (10) days of demand, together with interest thereon from the date of payment until paid by Lessee at an interest rate equal to the lesser of (i) the Default Rate or (ii) the interest rate equal to five percent (5%) per annum above the prime rate of interest as published from time to time by The Wall Street Journal.

ARTICLE 13 – INDEMNIFICATION

A.

Lessee shall defend, indemnify, and hold Lessor and its directors, officers, employees, agents and volunteers completely harmless from and against any claim, suit, demand, action, liability, loss, damage, judgment, fines or civil penalty and all reasonable costs and expenses of whatever kind or nature (including, but not limited to, attorney fees, court costs, and expert fees) associated therewith in any way and to the extent arising from or based upon the actual or alleged violation of any federal, state, or local laws, statutes, resolutions, or regulations by Lessee, its agents, employees, contractors, tenants or other occupants, in conjunction with Lessee’s use and/or occupancy of the Premises. Lessor shall not be responsible to Lessee or to any other person or persons whomsoever for any injury to or death of any person or persons whomsoever or damage to or loss of any property caused by any latent or patent defect in or any disrepair of the Premises or any portion thereof or the Improvements now existing or hereafter erected or the areas adjacent to the Premises, or directly or indirectly occasioned by, arising out of or in any way connected with Lessee’s construction, maintenance, use, misuse, occupancy of or operations upon the Premises or any portion thereof or the Airport areas used in accessing or using the Premises, or the exercise or enjoyment of any of the rights or privileges accorded Lessee under this Lease, or any acts or omissions of Lessee or its employees, business invitees or guests or any other person upon or about the Premises or any portion thereof, or any other cause whatsoever, and Lessee agrees to indemnify, defend and hold Lessor and any affiliate of Lessor, and each of their respective direct or indirect officers, directors, employees, agents, volunteers or representatives (each a “Lessor Party” or together the “Lessor Parties”) harmless from and against all costs, expenses, claims, demands and liabilities of whatsoever kind or nature incurred by or asserted against Landlord or other indemnitees for such injury or death, damage or loss (including reasonable attorneys’ fees) in connection therewith except to the extent such loss, injury, death or damage is caused by the sole negligent act or omission or willful misconduct of Lessor. Lessor shall give Lessee reasonable notice of and an opportunity to defend against any such claims or actions, and Lessor shall take reasonable actions to mitigate its damages.

B.

Lessee shall indemnify, defend and hold Lessor and any other Lessor Parties harmless from and against any and all claims, liabilities, causes of action, costs and expenses incurred by Lessor or other Lessor Parties or asserted against Lessor or other Lessor Parties which either (i) arise from or are in connection with the possession, construction upon, use, occupancy, management, repair, maintenance or control of the Premises or any portion thereof; or (ii) result from any default, breach, violation or non-performance of this Lease or any provision hereof by Lessee, any affiliate of Lessee, any permitted tenant or any other permitted occupant of the Premises, and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents, invitees or representatives (each a “Lessee Party”, and collectively the “Lessee Parties”) excepting such liability as may result from the sole negligence of Lessor or a Lessor Party. Lessee shall pay such indemnified amounts as they are incurred by the Lessor Parties. This indemnification shall not be construed to deny or reduce any other rights or obligations of indemnity that Lessor Parties may have under this Lease or the common law.

C.

Breach.  In the event that Lessee breaches any of its indemnity obligations hereunder or under any other contractual or common law indemnity: (i) Lessee shall pay to the Lessor Parties all actual liabilities, loss, cost, or expense (including reasonable attorney’s fees) incurred as a result of said breach; and (ii) the Lessor Parties may deduct and offset from any amounts due to Lessee under this Lease any amounts owed by Lessee pursuant to this Article.

D.

No limitation.  The indemnification obligations under this Article shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Lessee or any tenant or other occupant of the Premises under workers’ compensation acts, disability benefit acts, or other employee benefit acts. Lessee waives any immunity from or limitation on its indemnity or contribution liability to the Lessor Parties based upon such acts.

E.	Tenants and other occupants. Lessee shall require any tenants and other occupants of the Premises to provide similar indemnities to the Lessor Parties in a form acceptable to Lessor.

F.

Costs.  The foregoing indemnity and hold harmless agreement shall include indemnity for all costs, expenses and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by the Lessor Parties in connection with any such claim or any action or proceeding brought thereon, and the defense thereof. In addition, in the event that any action or proceeding shall be brought against one or more Lessor Parties by reason of any such claim, Lessee, upon request from the Lessor Party, shall resist and defend such action or proceeding on behalf of the Lessor Party by counsel appointed by Lessee’s insurer (if such claim is covered by insurance without reservation) or otherwise by counsel reasonably satisfactory to the Lessor Party. The Lessor Parties shall not be bound by any compromise or settlement of any such claim, action or proceeding without the prior written consent of such Lessor Parties. Any final judgment rendered against Lessor for any cause for which Lessee is liable hereunder shall be conclusive against Lessee as to liability and amount, where the time for appeal therefrom has expired.

ARTICLE 14 – INSURANCE

A.

Required Minimum Coverage.  At its expense, Lessee will obtain and maintain in full force and effect during the Term, and any extensions and amendments thereto, at least the following insurance from an insurance company(ies) admitted to do business in the Commonwealth of Virginia and rated not less than the Minimum Rating, and all policies must have Commonwealth of Virginia amendatory endorsements, unless otherwise approved by Lessor in its sole discretion:

(1)	Construction Period. During any construction period under this Lease:

a.

Course of Construction (Builders Risk). Shall cover all risks of loss for the completed value of the then current project with no coinsurance penalty provisions, as well as all risk of direct physical loss or damage to property intended to become a permanent part of, or consumed in, the fabrication, assembly, installation, erection, or alteration of Lessee’s construction. Lessee shall be named as loss payee.

b.

Commercial General Liability (“CGL Coverage”). Shall be a limit of not less than Twenty-Five Million Dollars ($25,000,000) per occurrence. Coverage written on a “claims-made” basis is not acceptable. Coverage shall include, with sublimits and aggregates where applicable, but not be limited to, Bodily Injury and Property Damage to Third Parties, Contractual Liability, Products-Completed Operations, Personal Injury and Advertising Injury Liability, Premises-Operations, Independent Contractors and Subcontractors, Mobile Equipment Liability, and Damages to Rented Premises. Explosion, Collapse, and Underground Property Damage Liability Coverage shall not be excluded. The Products-Completed Operations coverage shall be provided for a minimum of three years following the Date of Beneficial Occupancy. The Metropolitan Washington Airports Authority shall be included as an Additional Insured. Coverage shall include a waiver of subrogation provision to waive all rights of recovery under subrogation or otherwise against Lessor.

c.

Business Automobile Liability. In the event Lessee does not own automobiles in the corporate name, Lessee must maintain coverage with the each accident limit identified herein for Hired and Non-Owned Autos, which may be satisfied by way of endorsement to the CGL Coverage described above or a separate Business Auto Liability Policy. Evidence of either must be provided. Coverage shall be a limit of not less than Five Million Dollars ($5,000,000) each accident for any vehicle (owned, non-owned, or hired/leased) used by Lessee on the Premises. Coverage must include handling of property for loading/unloading. If Hazardous Materials are to be transported, coverage shall include hauling of such Hazardous Materials at least as broad as that provided under the ISO pollution liability CA 99 48 and the Motor Carrier Act endorsement (MCS 90). Lessee must comply with all laws and insurance requirements applicable to where Hazardous Materials may be transported. The Metropolitan Washington Airports Authority shall be included as an Additional Insured for Vicarious Liability. This shall be documented using ISO (Insurance Services Office, Inc.) endorsement CA 20 48 DESIGNATED INSURED or an equivalent form. Coverage shall include a waiver of subrogation provision to waive all rights of recovery under subrogation or otherwise against Lessor.

d.

Professional Liability (Design Professionals Errors & Omissions) (applicable only to Architects and Engineers design work). Shall be a limit of not less than Two Million Dollars ($2,000,000) per claim covering negligent acts, errors, mistakes and omissions arising out of the work or services performed by Lessee or any person employed or contracted by Lessee. The policy shall include Unintentional Errors/Omissions Endorsement and Cross Liability Endorsement. The retroactive date shall precede the Effective Date of this Lease. The policy shall not contain any exclusion for property occupied by, or in the care, custody, or control of the insured. The policy shall not contain any exclusion or limitation related to Environmental Impairment. If this coverage is to be provided by Lessee’s contractor(s), Lessee shall provide to Lessor a certificate of insurance from contractor(s) evidencing coverage is in effect.

e.

Environmental Liability. Shall be a limit of not less than Two Million Dollars ($2,000,000) per loss for bodily injury, property damage, and environmental clean-up costs cause by pollutions conditions, both sudden and non-sudden. This requirement can be satisfied by either a separate environmental liability policy or through a modification to the CGL Coverage policy. Evidence of either must be provided. If the coverage is written on a claims-made basis, the Lessee warrants that any retroactive date applicable to coverage under the policy precedes the Effective Date of this Lease and that continuous coverage shall be maintained or an extended reporting period will be exercised for a period of not less than two years from the termination or expiration of this Lease. The Metropolitan Washington Airports Authority shall be included as an Additional Insured. Coverage shall include a waiver of subrogation provision to waive all rights of recovery under subrogation or otherwise against Lessor.

f.

Workers Compensation and Employers Liability. Shall be at Virginia Statutory Limits with Virginia coverage added to item 3A of the policy, a Virginia listing under item 3C of the policy is not sufficient. Lessee shall satisfy all compulsory requirements relating to workers compensation in any jurisdiction in which benefits may be claimed. Employers Liability shall be a limit of not less than One Million Dollars ($1,000,000) for bodily injury by accident and One Million Dollars ($1,000,000) each employee for bodily injury by disease. Coverage shall include a waiver of subrogation provision to waive all rights of recovery under subrogation or otherwise against Lessor.

g.	“All Risk” Property (Lessee’s Property). Replacement cost coverage under an “All Risk” policy for any of Lessee’s real or personal property used or situated on the Premises.

(2)	Operating Period. Beginning on the date of the Temporary Certificate of Occupancy for any portion of the Premises:

a.

Commercial General Liability (“CGL Coverage”). Shall be a limit of not less than Twenty-Five Million Dollars ($25,000,000) per occurrence with sublimits and aggregates where applicable. Coverage written on a “claims-made” basis is not acceptable. Coverage written on a “claims made” basis is not acceptable. Coverage shall include, but not be limited to, Bodily Injury and Property Damage to Third Parties, Contractual Liability, Products Completed Operations, Person Injury and Advertising Injury Liability, Premises Operations, Independent Contractors and Subcontractors, Mobile Equipment, Liquor Liability, and Damage to Rented Premises. Coverage shall include the Premises and all on-Airport vehicles and mobile equipment, and all Lessee’s activities on the Premises or the Airport and all indemnifications made under this Lease. The Metropolitan Washington Airports Authority shall be included as an Additional Insured. Coverage shall include a waiver of subrogation provision to waive all rights of recovery under subrogation or otherwise against Lessor.

b.

Hangar Keepers Liability. Shall be written on an “occurrence” basis with a limit of not less than Twenty-Five Million Dollars ($25,000,000) per occurrence. The upper limits of any one aircraft to be determined by the estimated replacement cost of the average number of aircraft parked (serviced) on any given day. Coverage written on a “claims-made” basis is not acceptable.

c.

Aircraft Liability. For aircraft owned, maintained, leased, non-owned, hired, or operated by Lessee, or if Lessee conducts flight operations, shall be written on an “occurrence” basis per aircraft with a limit of not less than Two Hundred Million Dollars ($200,000,000). Coverage shall include, with sublimits and aggregates where applicable, for bodily injury and/or death, personal injury and property damage, including passenger coverage.

d.

Business Automobile Liability. If Lessee does not own automobiles in the corporate name, Lessee shall maintain coverage with the each accident limit identified herein for Hired and Non-owned Autos, which may be satisfied by way of endorsement to the Airport Liability policy described above or a separate Business Auto Liability policy. Evidence of either must be provided. Shall be a limit of not less than Five Million Dollars ($5,000,000) each accident for any vehicle (owned, non-owned, or hired/leased) used by Lessee on the Premises. Coverage must include handling of property for loading/unloading. If Hazardous Materials are to be transported, coverage shall include hauling of such Hazardous Materials at least as broad as that provided under the ISO pollution liability CA 99 48 and the Motor Carrier Act endorsement (MCS 90). Lessee must comply with all laws and insurance requirements applicable to where Hazardous Materials may be transported. The Metropolitan Washington Airports Authority shall be included as an Additional Insured for Vicarious Liability. This shall be documented using ISO (Insurance Services Office, Inc.) endorsement CA 20 48 DESIGNATED INSURED or an equivalent form. Coverage shall include a waiver of subrogation provision to waive all rights of recovery under subrogation or otherwise against Lessor.

e.

Environmental Liability. Shall be a limit of not less than Five Million Dollars ($5,000,000) per loss for bodily injury, property damage, and environmental clean-up costs cause by pollutions conditions, both sudden and non-sudden. This requirement can be satisfied by either a separate environmental liability policy or through a modification to the Airport Liability policy. Evidence of either must be provided. If the coverage is written on a claims-made basis, the Lessee warrants that any retroactive date applicable to coverage under the policy precedes the Effective Date of this Lease and that continuous coverage shall be maintained or an extended reporting period will be exercised for a period of not less than two years from the termination or expiration of this Lease. The Metropolitan Washington Airports Authority shall be included as an Additional Insured. Coverage shall include a waiver of subrogation provision to waive all rights of recovery under subrogation or otherwise against Lessor.

f.

Storage Tank Liability. Shall be maintained with limits of not less than One Million Dollars ($1,000,000) for both Financial Responsibility Regulations for Under and Above Ground Storage Tank Systems and for third-party bodily injury and property damage from pollution conditions emanating from storage tanks. The policy also shall provide coverage for corrective action and clean up as required by applicable federal and state regulations.

g.

Workers Compensation and Employers Liability. Shall be at Virginia Statutory Limits with Virginia coverage added to item 3A of the policy, a Virginia listing under item 3C of the policy is not sufficient. Lessee shall satisfy all compulsory requirements relating to workers compensation in any jurisdiction in which benefits may be claimed. Employers Liability shall be a limit of not less than One Million Dollars ($1,000,000) for bodily injury by accident and One Million Dollars ($1,000,000) each employee for bodily injury by disease. Coverage shall include a waiver of subrogation provision to waive all rights of recovery under subrogation or otherwise against Lessor.

h.

“All Risk” Property (Lessee’s Property). Replacement cost coverage under an “All Risk” policy for any of Lessee’s real or personal property used or situated on the Premises and all improvements and betterments, including all subsequent alterations, rebuilding, replacements, changes, and additions thereto made by Lessee against loss or damage by reason of fire, lightning, wind, hail, floods, explosion, smoke, vandalism, malicious mischief, riot, civil commotion, damage from aircraft, coverage of demolition of buildings and removal of debris, business interruption, extra expense, and hazards and risks included with so-called “extended coverage endorsements” or “all-risk”. The policy shall name Lessee as the insured owner and shall contain an endorsement in favor of the Metropolitan Washington Airports Authority as Loss Payee in a form satisfactory to Lessor. The policy shall be issued in an aggregate amount which shall not be less than the full replacement value (exclusive of paved surfaces, excavation, basements, and foundations) of all Lessee’s property on the Premises. The policy shall provide that all proceeds of such insurance shall be payable to Lessee, in trust, to be used for the sole purpose of repairing or replacing the damaged or destroyed property on the Premises.

(3)

All of the policies, excluding Professional Liability, shall be primary and Lessee agrees that any insurance, including self-insurance, whether primary, excess, or on any other basis, maintained by the Lessor shall be non-contributing with respect to Lessee’s insurance. Any self-insured retention, deductible, or similar obligation on all of the policies shall be Lessee’s sole responsibility.

(4)

Lessee may use commercial umbrella/excess liability insurance so that Lessee has the flexibility to select the best combination of primary and excess limits to meet the total insurance limits required by this Lease. Any umbrella or excess liability coverage must be at least as broad as the primary coverage and contain all coverage provisions that are required of the primary coverage. If an umbrella policy is used to meet the total insurance limits required by this Lease and covers more than General Liability and Automobile Liability, a statement must be provided on the evidence of insurance to indicate which policy it follows.

B.	Other periods. Until commencement of construction under this Lease, Lessee will continue to comply with the insurance requirements set forth in the Access Agreement.

C.

Notice regarding changes.  Lessee shall advise Lessor of any cancellation, non-renewal, or material change in any policy required hereunder within ten (10) business days of Lessee receiving notification of such action from the insurer.

D.

Adjustments to Coverages. At any time throughout the Term, Lessor may adjust the insurance requirements set forth in Section A of this Article if, in Lessor’s reasonable judgement, the insurance required hereunder is inadequate to protect the Lessor’s interest. Lessee agrees that it will procure the adjusted insurance, provided the coverage is available at reasonable rates.

E.

Tenant Coverage. Lessee must ensure that its tenants independently carry insurance appropriate to cover the tenant’s exposures, or are covered under Lessee’s policies. Lessee must require and verify that all of its tenants maintain insurance meeting the Lessee’s requirements on specific coverages and limits as stated herein and Lessee shall ensure that the Metropolitan Washington Airports Authority is included as an Additional Insured on insurance required from its tenants. Lessee must monitor its tenants’ evidence of insurance to ensure compliance with their lease with Lessee. Lessee also must maintain copies of all tenants’ evidence of insurance and provide to Lessor, upon Lessor’s request.

F.

Contractor Coverage. Lessee must ensure that all of its contractors, if any, independently carry insurance appropriate to cover that contractor’s exposures, or are covered under Lessee’s policies. Lessee must require and verify that all contractors maintain insurance meeting the Lessee’s requirements on specific coverages and limits as stated herein and Lessee shall ensure that the Metropolitan Washington Airports Authority is included as an Additional Insured on insurance required from its contractors. Lessee must monitor its contractors’ evidence of insurance to ensure compliance with their contract with Lessee. Lessee also must maintain copies of all contractors’ evidence of insurance and provide it to Lessor, upon Lessor’s request.

G.

Evidence of Insurance. Upon the Effective Date, prior to the beginning of any period of construction, prior to issuance of any Temporary Certificate of Occupancy, and as soon as possible after renewal or Lessor’s request, Lessee shall provide Lessor with valid evidence of insurance exhibiting coverage required under this Lease. The evidence of insurance shall be provided on the most current industry standard form by the Association for Cooperative Operations Research and Development (ACORD) or other form acceptable to Lessor. For Liability Insurance, the ACORD 25 (2016/03) is the most current industry standard form. ACORD 25 forms older than 2016/03 are not acceptable. The evidence of insurance shall identify Lessee as the primary insured and clearly identify this Lease, preferably in the Certificate Holder section. The Metropolitan Washington Airports Authority must be named as the Certificate Holder on the evidence of insurance. The evidence of insurance and any other insurance-related notices shall be issued to Manager, Airport Administration Department, Washington Dulles International Airport, P.O. Box 17045, Washington, D.C. 20041.

H.

Right to Inspect. Lessor reserves the right to inspect relevant endorsements, declaration pages, and/or a complete copy of the insurance policy(s) from Lessee, evidencing the coverage required herein, upon written demand. Lessee shall provide a reasonable opportunity for Lessor to inspect such insurance documents, as Lessee’s corporate office located closest to the Airport, within ten (10) business days of Lessor’s written request for such inspection.

I.

Failure to Enforce. Lessor’s failure to enforce this Article 14, in whole or in part, at any time during the Term, or to identify a deficiency from evidence that is provided shall not constitute a waiver of these provisions or in any respect reduce Lessee’s obligations to maintain such insurance or to defend and hold Lessor harmless with respect to any items or injury or damage covered by this Lease.

J.

“Minimum Rating” defined. The term “Minimum Rating” shall mean a rating (if A.M. Best Company is the Rating Service) of A- (Financial Size: VII) based upon the criteria for financial strength and financial size ratings utilized by A.M. Best Company on the Effective Date, or such equivalent rating (if A.M. Best Company is not the Rating Service or if A.M. Best Company subsequently revises its criteria for financial strength and financial size ratings) as determined in the Lessor’s sole discretion.

K.

Lessee liability. It is expressly understood and agreed that the minimum limits set forth in this Article 14 shall not limit Lessee’s liability for its acts or omissions as provided in this Lease. If Lessee maintains broader coverage and/or higher limits than required hereunder, Lessor requires and shall be entitled to the broader coverage and/or higher limits maintained by Lessee.

ARTICLE 15 – CASUALTY

A.

Duty to restore. Lessee covenants and agrees that in the case of damage to or destruction of the Improvements during the Term by fire or other casualty not caused by Lessor’s sole negligence or willful conduct (either, a “Casualty”), Lessee, at its sole cost and expense, will promptly restore, repair, replace, and rebuild the Improvements as nearly as possible to the condition they were in immediately prior to such Casualty and in accordance with Applicable Laws. Lessee shall promptly give Lessor written notice of any such Casualty and specify in such notice, in reasonable detail, the extent thereof. All such restoration, repairs, replacements, rebuilding, changes and alterations, including the cost of temporary repairs for the protection of the Premises or any portion thereof pending completion, are hereinafter referred to as “Restoration.”

B.

Insurance Proceeds. All insurance proceeds actually recovered by Lessor, if any, less the cost, if any, incurred by Lessor to recover such proceeds, shall be applied to the payment of the costs of Restoration and shall be paid out from time to time as Restoration progresses, in accordance with terms and procedures to be reasonably established by Lessor.

C.

Restoration Plans and Specifications.  The Plans and Specifications for the Restoration shall be subject to Lessor’s reasonable approval, in accordance with Article 6 of this Lease. Lessee shall perform the Restoration in accordance with the terms of this Lease, and all applicable laws and Lessor requirements.

D.

No right to terminate. Except as provided in Section E of this Article, no destruction of or damage to the Premises or the Improvements, or any portion thereof, shall permit Lessee to terminate this Lease or relieve Lessee of its obligation to pay Rent and all other sums which may be payable by Lessee under this Lease and Lessee waives any rights now or hereinafter conferred upon by Lessee by any present or future Applicable Laws or otherwise to quit or surrender this Lease or the Premises, or any portion thereof, to Lessor or to any suspension, abatement or reduction of Rent or other sums payable under this Lease in the event of such damage or destruction.

E.

Exception to duty to restore. If the Improvements are “substantially damaged”, as defined herein, by any Casualty during the final three years of the Term, and Lessee determines that the operation of its business on the Premises is materially impaired by such Casualty, then Lessee, at its option, may terminate this Lease by delivery of written notice to Lessor within ninety (90) days after the occurrence of such Casualty, in which event this Lease shall be deemed to have terminated effective as of the date of the Casualty; provided however, that Lessee’s failure to deliver a termination notice within such ninety (90) day period shall be conclusively deemed to be a waiver by Lessee of its right to terminate the Lease under this Section E. As used in this Section E, “substantially damaged” means that more than seventy percent (70%) of the Improvements are unusable for a Permitted Use as a result of the Casualty.

ARTICLE 16 - LIENS

A.

Prohibited liens. Lessee may not, at any time, suffer or permit the attachment to the Premises of any lien for work done or materials furnished in connection with Lessee’s maintenance, repair, and/or alterations to the Improvements or the Premises. If any such lien attaches to the Improvements or Premises and is not discharged or released within thirty (30) days from the date of filing thereof, and Lessee has not taken the requisite action to contest such lien (including staying the enforcement thereof), Lessor, at its option, may pay to the lien claimant the amount of such lien and notify Lessee of such payment, in which event such amount shall immediately be due and payable by Lessee and shall accrue interest at the Default Rate; provided, however, that if Lessee desires to contest such lien, then Lessee may, in accordance with applicable law, so long as such contest prevents or stays the execution, enforcement, or foreclosure of such lien on the Premises, and in such event Lessee shall furnish to Lessor a bond written by a surety company acceptable to Lessor for an amount equal to twice the amount of the lien for Lessor’s protection against all losses or expenses on account of such asserted lien during the period of the contest. Notwithstanding the foregoing, should Lessor notify Lessee that, in the reasonable opinion of Lessor or its counsel, Lessor’s interests will be adversely affected by the nonpayment or failure to stay the enforcement of any such lien, Lessee will cause any such lien to be discharged of record or the enforcement thereof stayed within ten (10) days after delivery of Lessor’s written notice.

B.

Permitted liens. Lessee accepts this Lease subject and subordinate to any mortgage, deed or trust, or other lien presently existing or hereinafter placed upon the Premises by Lessor, and to any renewals and extensions thereof, and Lessee agrees to attorn to the holder of any such mortgage, deed of trust or other lien holder. Upon Lessor’s request, Lessee will execute and deliver any documents requested by Lessor’s mortgagee evidencing the subordination of this Lease to any mortgage, deed of trust or other lien held by such mortgagee pursuant to this Section B. Lessor is hereby irrevocably vested with the full power and authority to subordinate this Lease to any mortgage, deed of trust or other lien hereafter placed upon the Premises. Lessee agrees upon demand to execute such further instruments subordinating this Lease as Lessor may request; provided, however, that upon Lessee’s written request and notice to Lessor, and as a condition to such subordination, Lessor shall obtain from such mortgagee a written agreement, in form and content reasonably acceptable to Lessee, that Lessee’s rights under this Lease shall remain in full force and effect during the Term so long as Lessee continues to recognize and perform all the covenants and conditions of this Lease.

ARTICLE 17 - CONDEMNATION

A.

Condemnation. If title to the Premises, in its entirety, or possession thereof, shall be acquired by anyone by their exercise of the right of eminent domain, or by conveyance in lieu thereof, this Lease shall cease and terminate upon the vesting of title or the taking of possession, whichever occurs first. If title or possession to less than the whole of the Premises shall be acquired by anyone by their exercise of the right of eminent domain, or by conveyance in lieu thereof, and such taking is sufficient to substantially interfere with Lessee’s intended use of the Premises, Lessee may terminate this Lease effective as of the date of the vesting of such title or such possession, whichever occurs first, provided that Lessee provides Lessor with written notice of termination within thirty (30) days of obtaining notice of the proposed condemnation or conveyance. If Lessee does not terminate the Lease under this Article, or the proposed condemnation or conveyance is not of a nature that gives rise to Lessee’s right to terminate under this Article, the Lease shall remain in full force and effect, and the Rent set forth in Article 4 shall be reduced by the greater of (1) the per square foot Rent multiplied by the square footage condemned; or (2) in proportion to the reduction in fair market value of the Premises to be used by Lessee due to the condemnation or conveyance in lieu thereof and Lessee shall promptly perform, at its sole cost and expense, any necessary Restoration in accordance with Article 15.

B.

Condemnation Award.  The condemnation award (or the proceeds of a sale in lieu thereof) for the real property portion of the Premises, whether such award be made by court order or by compromise or agreement, shall be payable solely to and be the sole property of Lessor, with Lessor acknowledging that the Improvements are owned by Lessee for the duration of the Term, and Lessee hereby assigns its interest in any such award to Lessor. However, Lessee shall have the right to file for a separate award for its interest in the Improvements (but not the reversionary interest, which belongs to Lessor), and Lessee’s equipment, fixtures, and other personal property, and its leasehold interest in the Premises, in the event of any such condemnation of the Premises.

C.	Pro-Rata Payments Due. Upon any termination of the Lease under the provisions of this Article 17, Lessee shall make all payments required to be made by Lessee pro rata to the date of termination.

ARTICLE 18 - ASSIGNMENT AND SUBLETTING

A.

Assignment. Lessee may transfer or assign this Lease to an Affiliate, as defined herein, with Lessor’s prior written consent, which shall not be unreasonably withheld and at no additional costs to Lessee. Any other assignments require Lessor’s prior written consent, which may be withheld in Lessor’s sole discretion. “Affiliate” refers to an entity that controls, is controlled by, or is under common control with Lessee.

B.

Subletting. Lessor’s prior written consent is not required for Lessee’s subleasing of the Premises, in whole or in part, of aircraft hangars and associated space; however, Lessee must provide Lessor with a completed Covered Transaction Certification for each tenant, as described in Section C(1) of this Article, within ten (10) business days of execution of any sublease.

C.

CFIUS Approval. Lessee acknowledges and agrees that this Lease and any subleases entered into hereunder are subject to regulations pertaining to certain transactions by foreign persons involving real estate in the United States implemented under 31 CFR Part 802 and administered by the Committee on Foreign Investment in the United States (“CFIUS”). To ensure compliance with these regulations, the Parties agree that:

(1)

Lessee will provide a completed Covered Transaction Certification, the form of which is attached hereto as Exhibit D, with any request to Lessor for approval of an assignment and as required by Section B of this Article.

(2)	If deemed necessary, in Lessor’s sole determination, the Parties will:

a.	promptly file, or cause to be filed, a Declaration (“CFIUS Declaration”) as provided for in 50 U.S.C. § 4565 and 31 CFR 802.401, or a Notice (“CFIUS Notice”), as provided for in 31 CFR 802.501; and

b.

will, in cooperation with each other, each use reasonable efforts to obtain CFIUS Clearance, as defined herein, including but not limited to, agreeing to take or commit to take any action or agree to any mitigation under Section 721 of the Defense Production Act (“DPA”), provided that no such measure would result in a material adverse impact on the Party; and

c.

will promptly respond (and in no event respond no later than as required by CFIUS) to and cooperate with the other in responding to any request for additional information, documents or other materials received after filing of the CFIUS Declaration or CFIUS Notice.

(3)	Lessor has sole discretion and decision-making authority to withdraw, refile, abandon, and/or proceed with any CFIUS Declaration or CFIUS Notice.

(4)

As used herein, CFIUS Clearance means (i) the receipt of a written notification issued by CFIUS that it has determined that the transaction covered by this Lease is not a “covered real estate transaction” under Section 721 of the DPA; (ii) the receipt of a written notification from CFIUS that it has completed its assessment of the transactions contemplated by this Lease and determined that there are no unresolved national security concerns with respect to such transactions; or (iii) receipt of written notification from CFIUS that it is not able to complete action with respect to the CFIUS Declaration and Lessor, in its sole discretion, determines that the Parties will not file a Joint Voluntary Notice under 31 CFR 802.501. To the extent that, in response to the CFIUS Declaration, CFIUS requests the Parties file written notice pursuant to 31 CFR 802.405(a)(1), or initiates a unilateral review of the transaction pursuant to 31 CFFR 802.405(a)(1), or the Parties file a Joint Voluntary Notice under 31 CFR 082.501, “CFIUS Clearance” shall also mean that CFIUS sent a report to the President of the United States requesting a decision on the Parties’ CFIUS Notice and either (x) the period under which the President may announce his decision to take action regarding the transaction has expired without any such action being taken, or (y) the President announced a decision not to take any action to suspend, prohibit, or place any limitation on the transaction.

ARTICLE 19 - DEFAULT AND REMEDIES

A.	Event of Default. Any of the following occurrences or acts shall constitute an event of default (“Event of Default”) under this Lease:

(1)	Lessee fails to pay any installment of Rent or any applicable taxes, assessments, insurance premiums or any other payments due under this Lease on the due date thereof; or

(2)	Lessee fails to comply with the terms of Article 21.C or Article 23; or

(3)

Lessee fails to comply with any of the terms, covenants, conditions or obligations of this Lease which do not involve a default described in Subsections (1) or (2) above, and such failure is not cured by Lessee within thirty (30) days after written notice from Lessor, or if the nature of such default requires more than thirty (30) days to cure, if Lessee fails to commence cure within such thirty (30) day period or fails to diligently pursue such cure to completion; or

(4)

A petition for bankruptcy, reorganization, or arrangement shall be filed by or against Lessee and (in the case of an involuntary petition) will not be dismissed within ninety (90) days of the filing of the same, or Lessee shall be adjudicated as bankrupt or make an assignment for the benefit of creditors; or

(5)

A receiver or trustee of the property of Lessee should be appointed in any proceeding brought by or against Lessee and (in the case of an involuntary proceeding) such receiver or trustee shall not be discharged within ninety (90) days after such appointment; or

(6)	This Lease shall be attached or executed upon and such attachment shall not be satisfied or released within thirty (30) days thereafter.

B.

Right to Cure. Notwithstanding the existence of an Event of Default, Lessee retains the right to cure such Event of Default up to the actual termination of this Lease provided such cure must include reimbursement to Lessor by Lessee of all costs and expenses incurred by Lessor in connection with such Event of Default. During the period of an Event of Default, Lessor, following thirty (30) days written notice of its intent to declare an uncured Event of Default and terminate this Lease, may terminate this Lease and/or pursue any other rights or remedies available at law or in equity in the event Lessee has not cured the same within such period. In the event of two or more Events of Default involving non-payment of Rent during any twenty-four (24) month period, Lessee shall pay to Lessor one hundred thousand dollars ($100,000) (“Habitual Default Penalty”) for each such Event of Default, in addition to the outstanding amounts of Rent, late payment fees described in Article 4.F, and any other amounts owed to Lessor under the terms of this Lease. Notwithstanding anything herein to the contrary, Lessor may terminate this Lease immediately upon notice to Lessee in the of more than three Events of Default involving non-payment of Rent occurring within any twenty-four (24) month period.

C.

Right to Enter. In addition, upon the occurrence of an Event of Default, Lessor shall have the immediate right, whether or not this Lease shall have been terminated, to re-enter, by force if necessary (without liability or prosecution or any claim for damages therefor), and take any action Lessee was obligated to take under this Lease (although Lessor has no obligation to take such action), and Lessee will reimburse Lessor upon demand for any costs or expense Lessor incurs for effecting compliance with Lessee’s obligations hereunder. Lessor also may repossess the Premises by summary proceedings, ejectment or any other legal action or in any lawful manner Lessor determines to be necessary or desirable, and may remove Lessee and Lessee’s property therefrom. Lessor shall not remove any tenant or tenant’s property provided that such tenant is not in default. No such re-entry or repossession of the Premises shall be construed as an election by Lessor to terminate this Lease unless a notice of such termination is expressly given to Lessee, or unless such termination is decreed by a court or other governmental tribunal of competent jurisdiction. In the event Lessor exercises any of the rights described in this Section, the Parties agree that:

(1)	Lessor shall not be liable for any damages resulting to the Lessee from any action taken by Lessor under this Section C.

(2)	Lessor may collect directly from tenants all rents becoming due and under any sublease and apply such rent against any sums due by Lessee to Lessor.

(3)

At any time or from time to time after the repossession of the Premises, whether or not this Lease shall have been terminated, Lessor may attempt to re-let the Premises for the account of Lessee in the name of Lessee or Lessor or otherwise, for such term or terms and on such other conditions and for such uses as Lessor, in its sole and absolute discretion, may in good faith determine. Lessee shall be liable to Lessor for any costs or expenses incurred by Lessor to re-let the Premises. Lessor may collect and receive any rent payable by reason of such re-letting and shall apply the same to reduce the obligations of Lessor hereunder.

D.

No termination of this Lease, and no re-entry or repossession of the Premises, and no re-letting of the Premises, shall relieve Lessee of its liabilities and obligations, all of which shall survive such termination, re-entry, repossession or re-letting, nor shall Lessor be relieved of using reasonable, good faith efforts to mitigate its damages as required by applicable law.

E.

No right or remedy herein conferred upon or reserved to Lessor is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder, and Lessor shall also be entitled to all remedies now or hereafter existing by law, in equity or by statute.

F.

In the event either Party employs the services of an attorney to enforce the terms and provisions hereof, the prevailing party in any suit, action or proceeding shall be entitled to recover from the non-prevailing party its reasonable attorneys’ fees and all expenses and costs related to the enforcement of its rights hereunder.

ARTICLE 20 - NOTICES

All notices, approvals, consents, requests, demands and other communications required or permitted by this Lease (individually, a “Notice”) must be in writing to be effective and personally delivered or sent by certified United States Mail, postage prepaid, or by a recognized delivery service that provides registered and verifiable shipment or air bill tracking and delivery record, with costs prepaid, to the addresses set forth below:

If to Lessee:	Sky Harbour, LLC 136 Tower Rd., Suite 205 White Plains, NY 10604 Attention: In-House Counsel

with a copy to:	Sky Harbour 3851 NW 145th Street Opa-locka, FL 33054 Attention: Vice President of Real Estate

If to Lessor:	Metropolitan Washington Airports Authority Vice President of Real Estate 45045 Aviation Dr., Suite 300 Dulles, Virginia 20166

with a copy to:	Metropolitan Washington Airports Authority Office of the General Counsel 1 Aviation Cir. Washington, D.C. 20001

Either Party may change the person and place to which a Notice is to be sent upon written notice to the other. A Notice shall be deemed received and effective on the date that is three days after the date on which the Notice is deposited in the United States Mail if sent by certified mail, or, if personally delivered, on the date such personal delivery is made. If a Notice is sent by a recognized delivery service, then the Notice shall be deemed received by the addressee on the date on which the signature receipt is recorded by such recognized delivery service.

ARTICLE 21 – RIGHT OF FLIGHT

A.

Continuing Right of Flight.  Lessor hereby reserves from the Premises, for the use and benefit of itself, and its successors and assigns, and the operators, owners and users of aircraft of all types and for the public in general, a perpetual easement and right-of-way for the free and unobstructed flight and passage of aircraft (“aircraft” being defined for the purposes of this Lease as any contrivance now known or hereafter invented, used or designed for navigation of or flight in or through the air) by whomsoever owned or operated, in and through the airspace above, over and across the surface of the Premises, together with the right to cause in such airspace such noise, vibration, odors, vapors, particulate, smoke, dust or other effects as may be inherent in the operation of aircraft for navigation of or flight or passage in and through such airspace, and for the use of such airspace by aircraft for approaching, landing upon, taking off from, maneuvering about or operating on the Airport. Lessee does hereby waive, remise and release any right or cause of action which it now has or may have in the future against Lessor, its successors and assigns, due to such noise, vibrations, fumes, dust, fuel particles and all other surface effects that may be cause or may have been caused by the operation of aircraft passing over the Premises or adjoining property, or landing at or taking off from, other otherwise operating at or on the Airport.

B.

No Hazard to or Interference with Aircraft. Lessee shall not plant or construct, cause or permit to be planted or constructed, or suffer to remain, upon the property any bush, shrub, tree, pole, fence, building, structure or other obstruction of any kind or nature whatsoever which extends, or which may at any time in the future extend, into the airspace above the Premises to an elevation exceeding that prescribed by 14 CFR Part 77, as may be amended, modified, superseded from time to time (“Part 77”).

C.

No Hazard to or Interference with Air Navigation. Lessee shall not hereafter use, cause or permit to be used, or suffer use of, the Premises so as (i) to cause electrical, electronic or other interference with radio, radar, microwave or other similar means of communications between Lessor or the FAA and any aircraft; (ii) to adversely affect or impair the ability of operators of aircraft to distinguish between regularly installed air navigation lights and visual aids and other lights serving the Airport; or (iii) to cause glare in the eyes of operators of aircraft approaching or departing the Airport, or to impair visibility in the vicinity of the Airport, or (iv) to otherwise endanger the approaching, landing upon, taking off from, maneuvering about or operating of aircraft on, above and about the Airport; provided, however, that, notwithstanding any contrary provision contained above, Lessee shall be permitted to construct and maintain such improvements and to utilize all lighting, exterior finishes, landscaping and building materials as shall have been submitted to and approved in writing by Lessor.

D.

Additional Lessor Rights. Lessor and/or its authorized agents shall have the immediate and continuing right, as part of the rights herein granted, to enter upon the Premises at any time and to remove therefrom, or in the alternative and at the sole option of Lessor, to mark and light as obstructions to air navigation, any bush, shrub, tree, pole, fence, building, structure or other obstruction of any kind or nature whatsoever which extends into the airspace above the Premises to an elevation exceeding that prescribed in Part 77, or otherwise may interfere with the landing and taking off of aircraft from the Airport. Lessor and/or its authorized agents shall have the right of ingress to, egress from and passage over the Premises for the purpose of effecting and maintaining such clearance and of removing or of marking and lighting any and all such elevations or otherwise causing the abatement of the interference, at Lessee’s expense. After Lessor and/or its authorized agents have entered upon the Premises and cleared it within the meaning of this Section, Lessor and/or its authorized agents shall thereafter have the immediate and continuing right to enter upon the Premises and the continued, continual and continuing right to remove or mark and light any bush, shrub, tree, pole, fence, building, structure or obstruction of any kind or nature whatsoever extending up into the air space and above the Premises to an elevation exceeding that prescribed in the Part 77 or that otherwise may interfere with the taking off or landing of aircraft at the Airport, at Lessee’s expense.

ARTICLE 22 – FEDERAL REGULATIONS AND AIRPORT OPERATIONS

A.

Airport and Landing Area Development.  Lessor reserves the right to further develop the Airport as it sees fit, regardless of the desires or opinions of Lessee, and without interference or hindrance by Lessee. This includes the right to terminate this Lease, in whole or in part, upon one year prior written notice to Lessee, if Lessor determines, in Lessor’s sole discretion, that termination is necessary for airport development. In the event Lessor terminates this Lease pursuant to this Article 22.A, and provided that Lessee has no uncured Event of Default at the time of Lessor’s notice under this Section, within one hundred twenty (120) days of the effective date of termination, Lessor shall pay to Lessee, directly and/or by credits to Base Rent, an amount equal to the fair market value of the Improvements and the leasehold interest in the Premises, as determined by a Qualified Independent Appraisal according to the same process for determining Fair Market Rent (including the appeal process) set forth in Article 2.B.

B.

Airfield Maintenance. Lessor reserves the right (but shall not be obligated to Lessee) to maintain and keep in repair the airfield of the Airport and all publicly owned facilities of the Airport, together with the right to direct and control all activities of Lessee in this regard.

C.

Aircraft Service.  Lessee acknowledges and agrees that no right or privilege has been granted hereunder which would operate to prevent any person operating aircraft on the Airport from performing any services on its own aircraft with its own regular employees (including but not limited to, maintenance and repair) that it may choose to perform.

D.

No Exclusivity.  Nothing herein contained shall be deemed to grant Lessee any exclusive right or privilege within the meaning of Article 308 of the Federal Aviation Act of 1958, as amended, in the conduct of any activity at the Airport, except that, subject to the terms and provisions hereof, Lessee shall have the rights with respect to the Premises under the provisions of this Lease.

E.

Airport Security. At Lessee’s sole cost and expense, Lessee will comply with all security regulations established or amended by but not limited to, the Lessor, the U.S. Department of Homeland Security, Customs and Border Protection, Transportation Security Administration (“TSA”), and the FAA, and to take such steps as may be necessary or directed by Lessor, including the installation of mandatory access control if accessing the Air Operations Area, to ensure that its tenants, employees, invitees, and guests observe these requirements. Lessee, at its sole cost and expense, shall ensure that any of its employees requiring access to the restricted area obtain a Lessor-issued identification badge and vehicle operator’s permit (if required). If Lessor incurs any fines and/or penalties imposed by the FAA and/or the TSA, or any expense in enforcing 14 CFR Part 1542, as may be amended from time to time, and/or the Airport Security Program, as a result of Lessee’s acts or omissions, Lessee will pay and/or reimburse all such costs and expense. Lessee further agrees to rectify any security deficiency as may be determined as such by Lessor, the FAA and/or the TSA. Lessor reserves the right to take whatever action necessary to rectify any security deficiency as may be determined as such by Lessor, the FAA and/or the TSA, in the event Lessee fails to remedy the security deficiency.

F.

Subordination.  This Lease shall be subordinate to the provisions and requirements of any existing or future agreement between Lessor and the United States relative to the development, operation, or maintenance of the Airport, including those the execution of which has been or may be required as a condition precedent to the expenditure of Federal funds for the development of the Airport.

G.

Federal Government’s Emergency Clause. This Lease is subordinate to the rights of the United States of America to operate or close the Airport or any portion thereof during time or war or declared national emergency in accordance with established lawful procedures. Such rights shall supersede any provision of this Lease that is inconsistent with the operation of the Airport by the United States Government during time of war or national emergency.

H.

OFAC. As an inducement for Lessor to enter into this Lease, Lessee hereby represents and warrants that (i) Lessee is not, nor is it owned or controlled directly or indirectly by, any person, group, entity, or nation named on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the United States Department of Treasury (“OFAC”) (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); and (ii) Lessee is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) Lessee (and any person, group, or entity which Lessee controls, directly or indirectly) has not conducted nor will conduct business, nor has engaged nor will engage in any transaction or dealing with any Prohibited Person that either may cause or causes Lessor to be in violation of any OFAC rule or regulation including, without limitation, any assignment of this Lease or any subletting all or any portion of the Premises. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Lessee of the foregoing representations and warranties shall be deemed a default under Article 19 of this Lease and shall be covered by the indemnity provisions of this Lease; (y) Lessee shall be responsible for ensuring that all assignees of this Lease and all tenants or occupants of the Premises comply with the foregoing representations and warranties, and (z) the representations and warranties contained in this Section shall be continuing in nature and shall survive the expiration and earlier termination of this Lease.

I.

Rights Reserved to Lessor.  Rights not specifically granted to Lessee by this Lease are expressly and independently reserved to Lessor. In addition to Lessor’s rights under Article 21, Lessor expressly reserves the right to prevent any use of the Premises which would interfere with or adversely affect the operation or maintenance of the Airport, or otherwise constitute a hazard.

ARTICLE 23 –NONDISCRIMINATION

A.	Non-discrimination.

(1)

Lessee, for itself, its personal representatives, successors in interest, and assigns, as part of the consideration hereof, does hereby covenant and agree as a covenant running with the land that in the event facilities are constructed, maintained, or otherwise operated on the Premises for a purpose for which a FAA activity, facility or program is extended or for another purpose involving the provision of similar services or benefits, Lessee will maintain and operate such facilities and services in compliance with all requirements imposed by the Nondiscrimination Acts and Authorities, as defined in Subsection (3) of this Section A, such that no person on the grounds of race, color, or national origin will be excluded from participation in, denied the benefits of, or be otherwise subject to discrimination in the use of said facilities.

(2)

Lessee, for itself, its personal representatives, successors in interest, and assigns, as part of the consideration hereof, does hereby covenant and agree that (1) no person on the grounds of race, color, or national origin shall be excluded from participation in, denied the benefits of, or be otherwise subjected to discrimination in the use of said facilities, (2) that in the construction of any improvements on, over or under such land and the furnishing of services thereon, no person on the grounds of race, color, or national origin shall be excluded from participation in, denied the benefits of, or be otherwise subjected to discrimination, (3) that Lessee shall use the Premises in compliance with all other requirements imposed by or pursuant to Nondiscrimination Act and Authorities.

(3)	During the Term, Lessee, for itself, its assignees and successors in interest (referred to in this Subsection (3) collectively as “Lessee”) agrees as follows:

a.

Compliance with Regulations. Lessee will comply with the FAA’s Title VI List of Pertinent Nondiscrimination Acts and Authorities (“Nondiscrimination Acts and Authorities”), as they may be amended from time to time, which are attached to this Lease as Exhibit E and incorporated herein by reference;

b.

Nondiscrimination. Lessee, with regard to the work performed by it under the Lease, will not discriminate on the grounds of race, color, or national origin in the selection and retention of contractors, including procurements or materials and leases of equipment. Lessee will not participate directly or indirectly in the discrimination prohibited by the Nondiscrimination Acts and Authorities, including employment practices when the contract covers any activity, project, or program set forth in Appendix B of 49 CFR part 21;

c.

Solicitation for Subcontracts, including Procurement of Materials and Equipment.  In all solicitation either by competitive bidding or negotiation made by the Lessee for work to be performed hereunder, including procurements of materials or leases of equipment, Lessee shall notify each potential contractor or supplier of Lessee’s obligations under this Lease and the Nondiscrimination Acts and Authorities on the grounds of race, color, or national origin.

d.

Information and Reports. Lessee shall provide all information and reports required by the Nondiscrimination Acts and Authorities and directives issued pursuant thereto, and shall permit access to its books, records, accounts, other sources of information and its facilities as may be determined by Lessor or the FAA to be pertinent to ascertain compliance with such Nondiscrimination Act and Authorities and instructions. Where any information required of the Lessee is in the exclusive possession of another who fails or refuses to furnish the information, Lessee shall so certify to Lessor or the FAA, as appropriate, and shall set forth what efforts it has made to obtain the information.

e.

Sanctions for Noncompliance. In the event of Lessee’s noncompliance with the nondiscrimination provisions contained herein, Lessor may impose such contract sanctions as it or the FAA may determine to be appropriate, including but not limited to cancelling, terminating or suspending the Lease, in whole or in part.

f.

Incorporation of Provisions. Lessee shall include the provisions of Paragraphs a through f in every contract entered into under this Lease, including procurements of materials and leases of equipment, unless exempt by the Nondiscrimination Acts and Authorities and Regulations and directives issued pursuant thereto. Lessee will take action with expect to any contact or procurement as Lessor or the FAA may direct as a means of enforcing such provisions including sanctions for noncompliance. Provided that if Lessee becomes involved in, or is threatened with litigation by a contractor or supplier because of such direction, Lessee may request Lessor to enter into any litigation to protect Lessor’s interests. In addition, Lessee may request the United States enter into the litigation to protect the interests of the United States.

(4)

In the event of a breach of any of the provisions in this Section A, Lessor may terminate the Lease and enter, re-enter, and re-possess the Premises and facilities thereon, and hold the same as if this Lease had never been made or issued.

B.

General Civil Rights Provisions. Lessee agrees to comply with pertinent statutes, Executive Orders, and such rules as identified in the Nondiscrimination Acts and Authorities to ensure that no person shall, on the grounds of race, color, national origin (including limited English proficiency), creed, sex (including sexual orientation and gender identity), age, or disability be excluded from participating in any activity conducted with or benefiting from Federal assistance. This provision is in addition to that required by Title VI of the Civil Rights Act of 1964. If Lessee transfers its obligation to another, the transferee is obligated in the same manner as Lessee.

C.

Noncompliance with Article 23.  In the event of a breach of any of the provisions of this Article 23, Lessor may terminate this Lease immediately, reenter and repossess the Premises and facilities thereon as if this Lease had never been made.

ARTICLE 24 -- QUIET ENJOYMENT

Lessor warrants to Lessee that Lessor has full power to enter into this Lease, and that Lessee shall have and enjoy full, quiet and peaceful possession of the Premises during the Term, subject to the provisions of this Lease.

ARTICLE 25 – COVENANT AGAINST CONTINGENT FEES

A.

Lessee warrants that no person or agency has been employed or retained to solicit or obtain this Lease upon an agreement or understanding for a contingent fee, except a bona fide employee or agency.  For breach or violation of this warranty, Lessor shall have the right to terminate this Lease without liability or, in its discretion, to deduct from the Lease price or consideration, or otherwise recover, the full amount of the contingent fee.

B.	The terms used in this Article shall have the following meanings:

(1)

“Bona fide agency,” as used in this clause, means an established commercial or selling agency, maintained by Lessee for the purpose of securing business, which neither exerts nor proposes to exert improper influence to solicit or obtain leases nor holds itself out as being able to obtain any lease(s) through improper influence.

(2)

“Bona fide employee,” as used in this Article, means a person, employed by the Lessee and subject to the Lessee’s supervision and control as to time, place, and manner of performance, who neither exerts nor proposed to exert improper influence to solicit or obtain leases from Lessor nor holds itself out as being able to obtain any lease(s) through improper influence.

(3)	“Contingent fee,” as used in this Article, means any commission, percentage, brokerage, or other fee that is contingent upon the success that a person has in securing a lease from Lessor.

(4)

“Improper influence,” as used in this Article, means any influence that induces or tends to induce Lessor’s employees or officers to give consideration or to act regarding the Lease on any basis other than the merits of the matter.

ARTICLE 26 - WAIVER OF COVENANTS, ETC.

No waiver of any condition or covenant of this Lease shall be deemed to imply or constitute a further waiver of the same or any other like condition or covenant, and nothing herein contained shall be construed to be a waiver on the part of a party of any right or remedy in law or otherwise, and all of a party’s remedies herein provided for shall be deemed to be cumulative.

ARTICLE 27 - ESTOPPEL CERTIFICATES

At any time and from time to time, either party, on or before the date specified in a request therefor made by the other party, which date shall not be earlier than ten (10) days from the making of such request, shall execute, acknowledge and deliver to the other a certificate stating (i) whether this Lease in is full force and effect; (ii) whether this Lease has been amended in any way and, if so, including any such amendments; (iii) whether, to the knowledge of such party, there are any existing Events of Default hereunder and specifying the nature thereof; (iv) the then-current Rent and the date to which Rent has been paid; and (v) such other facts with respect to this Lease or the Premises as Lessor or Lessee may reasonably request. Each certificate delivered pursuant to this Article may be relied on by any prospective purchaser, mortgagee or transferee of the Premises or of Lessor’s or Lessee’s interest hereunder.

ARTICLE 28 – ENTRY FOR INSPECTION

Lessor, its authorized representatives and agents, shall have the right to view the Premises at any reasonable time during normal business hours upon reasonable notice to Lessee the purpose of conducting health, safety, security, environmental or similar compliance-related inspections of such Premises. For any other purposes, Lessor, its authorized representatives and agents, shall have the right to view the Premises at any reasonable time during normal business hours and upon at least forty-eight (48) hours advance notice to Lessee. In accessing the Premises under this Article 28, Lessor will exercise reasonable efforts not to interfere with Lessee’s use of the Premises. Notwithstanding the foregoing, Lessor shall have the right to access and inspect the Premises at any time in circumstances deemed by Lessor to be of an emergency nature.

ARTICLE 29 – RECORD RETENTION AND RIGHT TO AUDIT

Lessor shall have the right to perform, or to have performed, audits of Lessee’s books and records, upon reasonable prior notice, for the purpose of determining compliance with this Lease. Lessee shall keep its books and records available only as they pertain to Lessee’s operations under this Lease for at least three years after the termination or earlier expiration of this Lease. This provision does not affect the applicable statute of limitations.

ARTICLE 30 - BINDING EFFECT

This Lease and the covenants and agreements of the Parties hereunder shall be binding upon and inure to the benefit of Lessor and its successors and assigns and Lessee and its successors and permitted assigns.

ARTICLE 31 - MISCELLANEOUS PROVISIONS

The headings used in this Lease are inserted for convenience and are not to be considered in the construction of the provisions of this Lease. All exhibits referred to are attached and made a part of this Lease. This Lease and the exhibits constitute the entire agreement of the Parties with respect to the Premises and all prior understandings and agreements relating to the subject matter hereof are hereby superseded. This Lease and all the terms and conditions hereof shall be binding on and inure to the benefit of Lessee and its successors and assigns. This Lease may not be amended or modified except by agreement in writing signed by both Parties. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms, and personal pronouns may be read as masculine, feminine and neuter. References to statutes, regulations or ordinances are to be construed as including all provisions consolidating, amending or replacing the referenced statute, regulation or ordinance, and references to agreements and other contracts shall be deemed to include all subsequent amendments to or changes in such agreements or instruments entered into in accordance with their respective terms. Use of the term “include” or “including” means to include or including without limitation.

ARTICLE 32 - PARTIAL INVALIDITY

In the event any clause, term or condition of this Lease shall be declared null and void, this Lease shall remain in full force and effect as to all other terms, conditions and provisions.

ARTICLE 33 - GOVERNING LAW

This Lease shall be governed, construed, and enforced in accordance with the laws of the Commonwealth of Virginia.

ARTICLE 34 -TIME OF ESSENCE

Time is of the essence to this Lease and the obligations and requirements set forth herein.

ARTICLE 35 - RELATIONSHIP OF PARTIES

It is understood and agreed that the relationship of the Parties is strictly that of lessor and lessee and that Lessor has no ownership in Lessee’s enterprise and that this Lease shall not be construed as a joint venture or partnership. Lessee is not and shall not be deemed to be an agent or representative of Lessor.

ARTICLE 36 – RESPONSIBLE PARTIES

Lessor and Lessee agree that they do not have and will not have any claims or causes of action against any disclosed or undisclosed director, officer, employee, trustee, shareholder, member, manager, partner, principal, parent, subsidiary or other affiliate of the other, or any officer, director, trustee, shareholder, member, manager, partner, principal, parent or affiliate of any such affiliate of the other party arising out of or in connection with this Lease or the transactions contemplated hereby. Lessee agrees to look solely to the Lessor and its Aviation Enterprise assets, which Aviation Enterprise assets refers to all Lessor’s aviation-related assets as more fully described in Lessor’s Comprehensive Annual Financial Report and further agrees that it will not sue or otherwise seek to enforce any personal obligation against Lessor or its directors, officers, employees, members, managers, partners or other affiliates (including any officer, director, trustee, shareholder, principal, parent, subsidiary or other affiliate thereof) or the Dulles Corridor Enterprise, which refers to Lessor’s assets within the Dulles Corridor, as more fully described in Lessor’s Comprehensive Annual Financial Report. Lessor agrees to look solely to Lessee and its guarantors, and Lessee’s assets, for the satisfaction of any liability or obligation arising out of this Lease or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements contained herein. Without limiting this generality of this Article 36, the Parties each unconditionally and irrevocably waive any and all claims and causes of action of any nature whatsoever each may not or hereafter accrue against the other’s disclosed or undisclosed director, officer, employee, trustee, shareholder, member, manager, partner, principal, parent, subsidiary or other affiliate of the other, or any officer, director, trustee, shareholder, member, manager, partner, principal, parent or affiliate of any such affiliate of the other party in connection with or arising out of this Lease or the transactions contemplated hereby. The provisions of this Article 35 shall survive the termination of this Lease.

ARTICLE 37 – SIGNAGE

Lessee may not, without Lessor’s prior written consent which shall not be unreasonably withheld, conditioned or delayed, (i) install upon the Premises or any Improvements any exterior lighting, decorations, painting, awnings, canopies or the like or (ii) erect or install upon the Premises or any Improvements any signs, window or door lettering, placards, decorations or advertising of any type which can be viewed from the exterior of the Improvements. Any signs installed by Lessee upon Lessor’s written consent must be maintained by Lessee at its sole cost and expense in good condition, in proper operating order, and in compliance with all applicable laws.

ARTICLE 38 - FORCE MAJEURE

Any prevention, delay or stoppage attributable to strikes, lockouts, terrorism, labor disputes, civil commotion, fire other casualty not caused directly or indirectly by a Party, acts of God, acts of the public enemy, war, riots, rebellion, or sabotage will excuse the performance of that Party for a period equal to the duration of the prevention, delay or stoppage. To the extent that there are delays beyond the control of Lessee, and Lessee provides documentation to the Lessor of such delays, and the Lessor agrees that the delays are beyond the Lessee’s control, the dates for rent commencement set forth in Article 4 shall be extended by the duration of the delay. Except as expressly set forth herein, these provisions will not apply to the obligations imposed with regard to Rent and other charges Lessee must pay in accordance with the terms of this Lease.

ARTICLE 39 - EASEMENTS

Lessor shall reasonably cooperate with Lessee in obtaining all necessary easements, rights or ways, utility feeds and conduit connections, permits and governmental and quasi-governmental approvals or consents reasonably necessary to develop the Improvements; provided, however, that this Article shall not create any express or implied obligation on the part of Lessor to consent to or approve any easements, rights or ways, utility feeds or conduit connections that interfere with or impair Lessor’s ownership, operation or development of the Airport or contravene any applicable laws applicable to the Airport, all as determined by Lessor in Lessor’s sole discretion.

ARTICLE 40 - RECORDING

The Parties shall execute a short form Memorandum of Ground Lease substantially in the form of Exhibit F to be recorded in the County of Loudoun, Virginia affirming this Lease and its Effective Date.

[Signatures on following page.]

IN WITNESS WHEREOF, the Parties hereto have executed this Lease as of the day and date first written above.

METROPOLITAN WASHINGTON AIRPORTS AUTHORITY:

By:

John E. Potter

President & Chief Executive Officer

IAD HANGARS LLC:

By:

Tal Keinan, Chief Executive Officer

EXHIBIT A

PREMISES DEPICTION

EXHIBIT A-1

METES AND BOUNDS SURVEY OF PREMISES

[To be added by the Parties in accordance with Section A(1).]

EXHIBIT B

SPILL NOTIFICATION CHECKLIST

Metropolitan Washington Airports Authority Washington Dulles International Airport Spill Notification Report

In the event of a spill, verbal notification to the Metropolitan Washington Airports Authority shall be made immediately as follows:

Fire Department: 911 or 703-572-2400 (non-emergency)
Airport Operations: (703) 572-2730

This Notification Report and written copies of all notification to the regulatory agencies shall be submitted to Environmental & Sustainability Department personnel within twelve (12) hours of the incident:

A report describing how the incident occurred, if it entered storm or sanitary drain, emergency response measures taken, post-emergency cleanup actions, the storage and disposition of any materials recovered from the cleanup actions, and follow-up activities shall be submitted to Environmental & Sustainability Department personnel within forty-eight (48) hours of the emergency.

1.	Name of Spiller:
2.	Time and Date of Spill:
3.	Type of Material Spilled:

(include common and chemical name; attach SDS and/or Waste Manifest)

4.	Amount of Spilled Material:
5.	Location of Spill:
a.	Location of impacted drain(s) (if applicable):
b.	Type of drain(s) impacted:
c.	Estimated quantity that entered drain(s):
6.	Equipment and/or persons involved:
a.	Type of Equipment:
b.	Identification Number:
c.	AOA Badge ID Number:
7.	Description of source of discharge and cause of discharge:

8.	Provide details of immediate actions taken to stop spill and subsequent clean-up actions:

9.	Describe actions taken to prevent reoccurrence:

10.	Name of reporting individual and telephone number:

Any questions regarding the use, completion, and scope of this checklist should be directed to Environmental & Sustainability Department personnel.

FOR ENVIRONMENTAL & SUSTAINABILITY DEPARTMENT PERSONNEL USE ONLY

Comments and follow-up actions required with respect to this incident (attach more pages as needed):

EXHIBIT C

FORM STORMWATER MANAGEMENT FACILITY MAINTENANCE AGREEMENT

STORMWATER MANAGEMENT FACILITY MAINTENANCE AGREEMENT

THIS AGREEMENT is made this _____ day of _______________ 20_____, by and between IAD Hangars, LLC, a Delaware limited liability company (the “Project Owner”), as grantor for indexing purposes, and the Metropolitan Washington Airports Authority, a public body corporate and politic created by interstate compact between the Commonwealth of Virginia and the District of Columbia with the consent of the United States Congress (“MWAA”), as grantee for indexing purposes.

WITNESSETH:

WHEREAS, pursuant to that certain Deed of Ground Lease dated ________________, 202_, between Project Owner and MWAA, Project Owner subleases from MWAA a portion of real property located in in Loudoun County, Virginia, as more particularly identified on the attached Exhibit A (“Property”);

WHEREAS, pursuant to that certain Deed of Lease by and between the United States of America, acting by and through the Secretary of Transportation and MWAA, MWAA leases and controls the Property;

WHEREAS, MWAA currently maintains approval rights over the Plan (as defined below) due to its designation as the annual standards and specifications holder;

WHEREAS, the Property is being developed into a project known and designated as                                                (the “Project”), as shown and described on the stormwater management plan for the Property dated                           , (the “Plan”), a copy of which is retained by MWAA and incorporated herein by reference;

WHEREAS, the Plan includes one or more permanent stormwater management facilities (“Facility”) to control post-development stormwater runoff from the Property; and

WHEREAS, to comply with § 62.1-44.15:28 of the Code of Virginia and the attendant regulations pertaining to this Project, the Project Owner agrees to maintain the Facility in accordance with the Maintenance Plan (the “Maintenance Plan”), a copy of which is attached hereto as Exhibit B.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are acknowledged hereby, and in accordance with the following terms and conditions, the parties agree as follows:

1.    MWAA and its agents, inclusive of appropriate representatives from the Virginia Department of Environmental Quality (“DEQ Personnel”), may enter the Property solely to perform periodic inspections to ensure the proper maintenance and functioning of the Facility. These inspections will be conducted at reasonable times with prior notice to the Project Owner. If MWAA finds that repairs must be undertaken to return the Facility to the original design, as shown and described in the Plan, the Project Owner shall complete any such repairs within thirty (30) calendar days of the inspection or a longer period as approved by MWAA.

2.     The Project Owner, at the Project Owner’s sole expense, shall construct the Facility in accordance with the Plan, and shall provide MWAA a construction record drawing for the Facility prior to termination of coverage under the General VPDES Permit for Discharges of Stormwater from Construction Activities, also known as the “Construction General Permit”.

3.     The Project Owner, at the Project Owner’s sole expense, shall maintain and repair the Facility in perpetuity and in a manner which will enable the Facility to remain in compliance with the Virginia Stormwater Management Program Regulations and the Facility’s original standards, as shown and described in the Plan and Maintenance Plan. The Project Owner shall keep written maintenance and repair records and provide copies to MWAA upon request.

4.     The Project Owner, at the Project Owner’s sole expense, shall inspect the Facility according to the schedule set forth in the Maintenance Plan. These inspections shall be conducted by a person who is licensed as a professional engineer, architect, landscape architect, or land surveyor pursuant to Article 1 (§ 54.1-400 et seq.) of Chapter 4 of Title 54.1 of the Code of Virginia; a person who works under the direction and oversight of a licensed professional engineer, architect, landscape architect, or land surveyor; or a person who holds an appropriate certificate of competence from the State Water Control Board. If the inspector finds during an inspection that repairs must be undertaken to return the Facility to the original design as shown and described on the Plan, the Project Owner shall complete any such repairs within thirty (30) calendar days of the inspection or a longer period as approved by MWAA. The Project Owner shall keep written inspection records and provide copies to MWAA upon request.

5.    The Project Owner shall provide a right of ingress and egress for MWAA and its agents, including DEQ Personnel, to perform the periodic inspections referenced above and to undertake or have undertaken maintenance and repair of the Facility, if such maintenance is deemed necessary by MWAA and not adequately completed by the Project Owner. It is expressly understood and agreed that MWAA is under no obligation to maintain or repair the Facility. The Project Owner shall reimburse MWAA for all maintenance and repair costs incurred by MWAA for maintenance or repair of the Facility within thirty (30) calendar days after receiving a demand for reimbursement. The Project Owner acknowledges that MWAA may take any other enforcement actions as may be available at law.

6.    The Project Owner shall save, hold harmless, and indemnify MWAA and its agents against all liability, claims, demands, costs and expenses arising from, or out of, the Project Owner’s failure to comply with the terms and conditions set forth herein, or arising from acts of the Project Owner related to the construction, operation, maintenance or repair of the Facility.

7.     This Agreement shall constitute a covenant running with the land and shall inure to the benefit of and shall be binding upon the parties hereto, their respective heirs, successors and assigns, including, without limitation, any subsequent VSMP Authority for the Property and all current or subsequent owners of the Property, as well as any entity responsible for maintenance of the Facility. The Project Owner shall notify MWAA in writing within thirty (30) days of conveying any responsibility for Project Owner’s maintenance of the Facility.

8.     If required by MWAA, this Agreement shall be recorded in the Clerk’s Office of the Circuit Court of Loudoun County, Virginia, at the Project Owner’s sole expense. The Project Owner also stipulates, by this Agreement, that final plats for any land on which the Facility and/or a portion of the Facility is situated will include a reference to this Agreement.

9.     This Agreement may be executed in one or more counterparts, each of which shall be an original and taken together shall constitute one and the same document. Signature and acknowledgment pages, if any, may be detached from the counterparts and attached to a single copy of this document to physically form one document.

10.    This Agreement shall terminate and be of no further force or effect upon decommissioning of the Project in accordance with applicable requirements, at which point the Property shall be consistent with pre-development conditions or alternate as approved by MWAA.

IN WITNESS WHEREOF, the Project Owner and MWAA have caused this Agreement to be signed in their names by their duly authorized representatives as of the date first set forth above.

[Signatures appear on the following pages.]

EXHIBIT D

COVERED TRANSACTION CERTIFICATION

Directions: Please respond to the questions below. Check all boxes that apply and provide explanations as requested. By signing this form, [Insert name] (“Lessee”) certifies that the facts set forth below are true and complete to the best of its knowledge and that Lessee understands it is responsible, under Article 13 of the Lease, for any costs, claims, or fees arising from inaccurate statements on this certification.

Lessee is a foreign national, meaning “any individual other than a U.S. national.”	☐ Yes ☐ No If yes, please explain, and identify the foreign nationality:

Lessee is a foreign government. Foreign government means any government or body exercising governmental functions, other than the U.S. Government or a subnational government of the United States. The term includes, but is not limited to, national and subnational governments, including their respective departments, agencies, and instrumentalities.

☐ Yes ☐ No If yes, please explain, and identify the foreign government:

Lessee is a foreign entity. The term foreign entity means any branch, partnership, group or sub-group, association, estate, trust, corporation or division of a corporation, or organization organized under the laws of a foreign state if either its principal place of business is outside the United States or its equity securities are primarily traded on one or more foreign exchanges. Notwithstanding the foregoing, any branch, partnership, group or sub-group, association, estate, trust, corporation or division of a corporation, or organization that can demonstrate that a majority of the equity interest in such entity is ultimately owned by U.S. nationals is not a foreign entity.

☐ Yes ☐ No If yes, please explain, and identify the foreign place of organization or business:

A foreign national, foreign government, or foreign entity exercises control or has the right to exercise control over Lessee.  Control means the power, direct or indirect, whether or not exercised, through the ownership of a majority or a dominant minority of the total outstanding voting interest in an entity, board representation, proxy voting, a special share, contractual arrangements, formal or informal arrangements to act in concert, or other means, to determine, direct, or decide important matters affecting an entity.

☐ Yes ☐ No If yes, please explain, and describe the source of control:
A foreign national, foreign entity, or foreign government has a 5% or more ownership interest in Lessee.	☐ Yes ☐ No If yes, please explain, and identify any and all foreign ownership:
Lessee is a U.S. entity.	☐ Yes ☐ No
Lessee is a U.S. national. U.S. national means an individual who is a U.S. citizen or an individual who, although not a U.S. citizen, owes permanent allegiance to the United States.	☐ Yes ☐ No
By:	Name (printed):
Date:	Title:

EXHIBIT E

TITLE VI CLAUSES OF COMPLIANCE WITH NONDISCRIMINATION REQUIREMENTS: LIST OF NONDISCRIMINATION ACTS AND AUTHORITIES

During the Term, Lessee, for itself, its assignees and successors in interests (referred to in this Exhibit E as “Lessee”) agrees to comply with the following nondiscrimination statutes and authorities, including but not limited to:

●	Title VI of the Civil Rights Act of 1964, as amended (42 U.S.C. § 2000d et seq.) (prohibits discrimination on the basis of race, color, national origin) and 49 CFR part 21;
●

The Uniform Relocation Assistance and Real Property Acquisition Policies Act of 1970, as amended (42 U.S.C. § 4601 et seq.) (prohibits unfair treatment of persons displaced or whose property has been acquired because of Federal or Federal-aid programs and projects);

●	Section 504 of the Rehabilitation Act of 1973, as amended (42 U.S.C. § 6101 et seq.) (prohibits discrimination on the basis of age);
●

49 U.S.C. § 47123 (prohibits discrimination based on race, creed, color, national origin, or sex by recipients of airport improvements grants from the U.S. Department of Transportation and/or Federal Aviation Administration);

●

The Civil Rights Restoration Act of 1987, (Pub. L. 100-259) (broadened the scope, coverage and applicability of Title VI of the Civil Rights Acts of 1964, the Age Discrimination Act of 1965 and Section 504 of the Rehabilitation Act of 1973, by expanding the definition of the terms “programs or activities” to include all of the programs or activities or the Federal-aid recipients, sub-recipients and contractors, whether such programs or activities are Federally funded or not);

●

Titles II and II of the Americans with Disabilities Act of 1990 (42 U.S.C. §§ 12131 – 12189) (prohibit discrimination on the basis of disability in the operation of public entities, public and private transportation systems, places of public accommodation, and certain testing entities) as implemented by Department of Transportation regulations at 49 CFR parts 37 and 38;

●

Executive Order 12898, Federal Actions to Address Environmental Justice in Minority Populations and Low-Income Populations (ensures non-discrimination against minority populations by discouraging programs, policies, and activities with disproportionately high and adverse human health or environmental effects on minority and low-income populations);

●

Executive Order 13166, Improving Access to Services for People with Limited English Proficiency, and resulting agency guidance. To ensure compliance with Title VI, Lessee must take reasonable steps to ensure that LEP persons have meaningful access to the Lessee’s programs, activities or services (70 Fed. Reg. 74087);

●	Title IX of the Education Amendments of 1972, as amended (20 U.S.C. § 1681 et seq.) (prohibits Lessee from discriminated because of sex in education programs or activities).

EXHIBIT F

FORM MEMORANDUM OF LEASE

MEMORANDUM OF LEASE

This Memorandum of Lease is dated as of ______ , 20_, and executed by and between the Metropolitan Washington Airports Authority, a public body corporate and politic created by an interstate compact between the Commonwealth of Virginia and the District of Columbia, with the consent of the U.S. Congress ("Lessor") and IAD Hangars LLC, a Delaware limited liability company authorized to do business in the state of Virginia ("Lessee").

WITNESSETH THAT:

In consideration of the premises and the mutual covenants and agreements set forth in that certain Deed of Ground Lease dated and made Effective as of ____________________ (the “Ground Lease”), by and between Lessor and Lessee, Lessor has leased to Lessee, and Lessee has leased from Lessor, a certain parcels of land located at and within Washington Dulles International Airport, hereinafter referred to as “the Airport” that is more particularly described in Exhibit A attached hereto and made part hereof, for a term beginning on the Lease Commencement Date (as defined in the Ground Lease) and terminating on March 31, 2074 with a Renewal Option which exercised by Lessee would extend the term until March 31, 2084, subject to all of the terms, provisions and conditions of the Ground Lease.

This Memorandum of Lease is solely for recording and notice purposes and shall not be construed to alter, modify, expand, diminish or supplement the provisions of the Ground Lease. In the event of any inconsistency between the provisions of this Memorandum of Lease and the provisions of the Ground Lease, the provisions of the Ground Lease shall govern. Reference should be made to the Ground Lease for the full description of the rights and duties of Lessor and Lessee, and this Memorandum of Lease shall in no way affect the terms and conditions of the Ground Lease or the interpretation of the rights and duties of Lessor and Lessee hereunder.

Upon the expiration or earlier termination of the above-described Ground Lease, Lessor and Lessee agree that they shall execute and record a termination of this Memorandum of Lease.

IN WITNESS WHEREOF, Lessor and Lessee have caused this Memorandum of Lease to be executed this ____ day of _______________, ______.

LESSEE:	LESSOR :

IAD HANGARS LLC	METROPOLITAN WASHINGTON AIRPORTS AUTHORITY

By:	By:

Title:	Title:

Date:	Date: